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POLYONE CORPORATION

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POLYONE CORPORATION

Notice of 2011
Annual Meeting of Shareholders
and Proxy Statement

March 21, 2011

Dear Fellow Shareholder:

You are cordially invited to attend the PolyOne Corporation Annual Meeting of Shareholders, which will be held at 9:00 a.m. on Wednesday, May 11, 2011, at the LACENTRE Conference and Banquet Facility, Champagne C Ballroom, 25777 Detroit Road, Westlake, Ohio.

A Notice of the Annual Meeting and the Proxy Statement follow. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election as Directors.

You will also find enclosed a proxy and/or voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your enclosed proxy and/or voting instruction card, or vote over the telephone or the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting, by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting.

Sincerely,

Stephen D. Newlin
Chairman, President and Chief Executive Officer
PolyOne Corporation

Please refer to the accompanying materials for voting instructions.

POLYONE CORPORATION
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
2010 DIRECTOR COMPENSATION
BENEFICIAL OWNERSHIP OF COMMON SHARES
EXECUTIVE COMPENSATION
2010 SUMMARY COMPENSATION TABLE
2010 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
2010 OPTION EXERCISES AND STOCK VESTED
2010 PENSION BENEFITS
2010 NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
PROPOSAL 2 -- ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
PROPOSAL 3 -- ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
PROPOSAL 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE

POLYONE CORPORATION

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of Shareholders of PolyOne Corporation will be held at the LACENTRE Conference and Banquet Facility, Champagne C Ballroom, 25777 Detroit Road, Westlake, Ohio at 9:00 a.m. on Wednesday, May 11, 2011. The purposes of the meeting are:

1.	To elect as Directors the nine nominees named in the proxy statement and recommended by the Board of Directors;

2.	To consider an advisory vote on named executive officer compensation;

3.	To consider an advisory vote on the frequency of future advisory votes on named executive officer compensation;

4.	To ratify the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5.	To consider and transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 14, 2011 are entitled to notice of and to vote at the meeting.

For the Board of Directors

Lisa K. Kunkle
Vice President, General Counsel
and Secretary

March 21, 2011

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 11, 2011:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended December 31, 2010 are available at our internet website, www.polyone.com, on the “Investors Relations” page.

POLYONE CORPORATION
PolyOne Center
33587 Walker Road
Avon Lake, Ohio 44012

PROXY STATEMENT
Dated March 21, 2011

Our Board of Directors respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held at the LACENTRE Conference and Banquet Facility, Champagne C Ballroom, 25777 Detroit Road, Westlake, Ohio at 9:00 a.m. on Wednesday, May 11, 2011, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Common shares represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on pages 3 through 7 of this proxy statement, to approve, by non-binding vote, our named executive officer compensation for the fiscal year ending December 31, 2010, to recommend, by non-binding vote, that future advisory votes on named executive officer compensation occur every year and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following plans will receive a separate voting instruction card: The PolyOne Retirement Savings Plan and PolyOne Canada Inc. Retirement Savings Program. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

Shareholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about March 28, 2011. Our headquarters are located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 and our telephone number is (440) 930-1000.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine Directors. Each Director serves for a one-year term and until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the first Annual Meeting of Shareholders following the Director’s 70th birthday.

A shareholder who wishes to suggest a Director candidate for consideration by the Nominating and Governance Committee must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Regulations. Generally, the Secretary must receive the notice not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. The notice must set forth, as to each nominee, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for terms expiring in 2012, a description of the business experience of each nominee and the names of other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a Director, the Board also believes that all of our Director nominees are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our Directors also has the following personal characteristics, which are required attributes for all Board nominees: high ethical standards, integrity, judgment, and an ability to devote sufficient time to the affairs of our Company. Each of the nominees is a current member of the Board. The reference below each Director’s name to the term of service as a Director includes the period during which the Director served as a Director of The Geon Company (“Geon”) or M.A. Hanna Company (“M.A. Hanna”), each one of our predecessors. The information is current as of March 14, 2011.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

J. Douglas Campbell Director since 1993 Age — 69	Retired Chairman and Chief Executive Officer of ArrMaz Custom Chemicals, Inc., a specialty mining and asphalt additives and reagents producer. Mr. Campbell served in this capacity from December 2003 until the company was sold in July 2006. Mr. Campbell served as President and Chief Executive Officer and was a Director of Arcadian Corporation, a nitrogen chemicals and fertilizer manufacturer, from December 1992 until the company was sold in 1997. We believe that Mr. Campbell is particularly qualified to serve as a member of our Board because of his in- depth knowledge of our industry and his experience in holding leadership roles at other manufacturing companies. Mr. Campbell has served as chief executive officer and has held other officer positions in the oil, chemical and plastics industries. We believe that the knowledge and skills that he gained in these roles provides him with an ideal background for serving as a director of PolyOne.

Dr. Carol A. Cartwright Director since 1994 Age — 69	President of Bowling Green State University, a public higher education institution, since January 2009 and Interim President from July 2008 to January 2009. Dr. Cartwright served as President of Kent State University, a public higher education institution, from 1991 until her retirement in June 2006. Dr. Cartwright currently serves on the Boards of Directors of KeyCorp and FirstEnergy. From 2002 to 2008, Dr. Cartwright served on the Board of Directors of The Davey Tree Expert Company. We believe that Dr. Cartwright has gained many of the skills and attributes necessary to serve as an effective member of our Board in her 18 years of experience serving as a chief executive officer of large, complex, non-profit organizations. In her leadership role at these organizations, she has had responsibility for direct oversight for strategic planning, program development, financial management, capital construction, human resources, labor negotiations and investments. This specific experience, as well as her proven ability to lead, makes Dr. Cartwright an invaluable member of our Board.

Richard H. Fearon Director since 2004 Age — 55	Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation, a global manufacturing company, since February 2009. Mr. Fearon served as Executive Vice President, Chief Financial and Planning Officer from April 2002 until February 2009. Mr. Fearon served as a Partner of Willow Place Partners LLC, a corporate advisory firm, from 2001 to 2002 and was the Senior Vice President Corporate Development for Transamerica Corporation, a financial services organization, from 1995 to 2000. We believe that Mr. Fearon’s financial expertise, experience and knowledge of international operations, knowledge of diversified companies and corporate development expertise provide him with the qualifications and skills to serve as a valued member of our Board. Mr. Fearon’s advice with respect to financial issues affecting our company is specifically valued and utilized, especially in his role as Chair of our Audit Committee. As a sitting executive and leader at a multi-national corporation, Mr. Fearon is particularly equipped to advise our Board on current issues facing our company.

Gordon D. Harnett Director since 1997 Age — 68	Lead Director of our Board of Directors since July 18, 2007. Retired Chairman, President and Chief Executive Officer of Materion Corp. (formerly known as Brush Engineered Materials Inc.), an international supplier and producer of high performance engineered materials. Mr. Harnett served in this capacity from 1991 until his retirement in May 2006. Mr. Harnett serves on the Boards of Directors of The Lubrizol Corporation, EnPro Industries, Inc. and Acuity Brands, Inc. We believe that Mr. Harnett’s extensive experience in the specialty chemicals industry provides him with unique skills in serving as a PolyOne Director. Mr. Harnett’s past experience includes leadership roles at a number of specialty chemical companies, including serving as a senior vice president of Goodrich Specialty Chemicals and president of Tremco, in addition to his role as chief executive officer at Brush Engineered Materials. Mr. Harnett is also uniquely qualified to assist our Board on international issues, as he previously resided in Canada and Japan while actively involved in the international operations of his former employers. Mr. Harnett, Chair of our Compensation Committee, is especially knowledgeable in the area of executive compensation, due to his experiences serving on the compensation committees of other public companies.

Richard A. Lorraine Director since 2008 Age — 65	Retired Senior Vice President and Chief Financial Officer of Eastman Chemical Company, a specialty chemicals company. Mr. Lorraine served in this capacity from 2003 to 2008. Mr. Lorraine also served as Executive Vice President and Chief Financial Officer of Occidental Chemical Company, a chemical manufacturing company, from 1995 to 2003. Mr. Lorraine serves on the Board of Directors of Carus Corporation. We believe that Mr. Lorraine is a valuable recent addition to our Board. Mr. Lorraine provides our Board with the broad business perspective that he gained in extensive leadership roles in varying industries. He is particularly equipped to advise our Board and Audit Committee on financial issues affecting our company due to his prior roles as chief financial officer. In addition, he has a significant international background and in-depth commercial experience. All of these attributes provide Mr. Lorraine with valuable skills that he shares with our Board.

Edward J. Mooney Director since 2006 Age — 69	Retired Chairman and Chief Executive Officer of Nalco Chemical Company, a specialty chemicals company. Mr. Mooney served in this capacity from 1994 to 2000. Mr. Mooney also served as Déléqué Général — North America, of Suez Lyonnaise des Eaux from 2000 to 2001, following its acquisition of Nalco. Mr. Mooney serves on the Boards of Directors of FMC Corporation, FMC Technologies, Inc., Northern Trust Corporation, Cabot Microelectronics Corporation and Commonwealth Edison Company (a wholly-owned subsidiary of Exelon Corporation). We believe that Mr. Mooney’s expansive knowledge of the chemical industry make him uniquely qualified to serve on our Board. In particular, in his prior role as chief executive officer of a specialty chemicals company, Mr. Mooney gained relevant knowledge and valuable insight that he can share with our company. In addition, Mr. Mooney’s current service on boards of directors of other private and public companies provides him with unique, up-to-date perspectives that he has learned serving in those capacities.

Stephen D. Newlin Director since 2006 Age — 58	Chairman, President and Chief Executive Officer of PolyOne since February 2006. Mr. Newlin served as President — Industrial Sector of Ecolab, Inc., a global leader in cleaning and sanitizing specialty chemicals, products and services from 2003 to 2006. Mr. Newlin served as President and a director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001 and was Chief Operating Officer and Vice Chairman from 2000 to 2001. Mr. Newlin serves on the Boards of Directors of Black Hills Corporation and The Valspar Corporation. We believe that, as our chief executive officer, Mr. Newlin is particularly qualified to serve on our Board. He has significant experience in the specialty chemical industry, serving as a top executive officer in this industry for over 30 years. In addition, in his role as our CEO, he has proven that he is an effective leader. He is also able to contribute his knowledge and experience with respect to international issues as a result of his global work responsibilities and living abroad. Mr. Newlin’s depth of Board experience, having served on five public company boards, has allowed him to understand his role of Chairman versus CEO and has provided him with the skills necessary to serve as an effective leader of our Board.

William H. Powell Director since 2008 Age — 65	Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a specialty chemicals company. Mr. Powell served in this capacity from 1999 until his retirement in 2006. Mr. Powell serves on the Boards of Directors of Arch Chemicals, Inc. and Granite Construction Incorporated. We believe that Mr. Powell’s previous employment as a chief executive officer has provided him with the leadership skills that are important in serving as a Director of our company. His prior employment in the specialty chemicals industry is particularly relevant. This experience gives him the knowledge and insights to provide valuable advice and strategic direction in addressing the issues facing our company. Mr. Powell also serves as a Director of two other public companies, which provides him with experiences he can utilize when serving as a member of our Board.

Farah M. Walters Director since 1998 Age — 66	President and Chief Executive Officer of QualHealth, LLC, a healthcare consulting firm. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland. Ms. Walters currently serves on the Board of Directors of Celanese Corporation. From 1993 to 2006, Ms. Walters served on the Board of Directors of Kerr-McGee Corp. From 2003 to 2006, Ms. Walters served on the Board of Directors of Alpharma Inc. Ms. Walters’ extensive business experience provides her with the attributes and skills that uniquely qualify her to serve as a member of our Board of Directors. She has over ten years of experience as a chief executive officer of a $2 billion company and a proven track record of success in a leadership role. Further, she has served on the

Boards of Directors of other public companies, including those in the chemical industry. Ms. Walters’ business experience has provided her with the necessary background to allow her to provide practical and relevant advice on the issues facing our company.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the members of our Board of Directors be “independent” under the listing standards of the New York Stock Exchange (“NYSE”). To be considered “independent,” the Board of Directors must make an affirmative determination that the Director has no material relationship with us other than as a Director, either directly or indirectly (such as an officer, partner or shareholder of another entity that has a relationship with us or any of our subsidiaries), and that the Director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. In each case, the Board of Directors considers all relevant facts and circumstances in making an independence determination.

The Board of Directors determined that J. Douglas Campbell, Carol A. Cartwright, Gale Duff-Bloom (who retired during 2010), Richard H. Fearon, Gordon D. Harnett, Richard A. Lorraine, Edward J. Mooney, William H. Powell and Farah M. Walters are independent under the NYSE “independent director” listing standards. In making this determination, the Board reviewed significant transactions, arrangements or relationships that a Director might have with our customers or suppliers. In making this determination with respect to Mr. Fearon, the Board determined that the sales of products by the Company to Eaton Corporation, of which Mr. Fearon serves as an executive officer, did not create a material relationship or impair the independence of Mr. Fearon because Mr. Fearon receives no material direct or indirect benefit from such transactions, which were undertaken in the ordinary course of business. For 2010, the amount paid to the Company from sales to Eaton Corporation was less than 0.2% of the Company’s consolidated revenues.

Lead Director

Our independent directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent directors are to select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent directors and the Chief Executive Officer and is responsible for coordinating the activities of the other independent directors and for performing various other duties as may from time to time be determined by the independent directors. Mr. Harnett has served as our Lead Director since July 2007.

Board Leadership Structure

Mr. Newlin is the Chairman of our Board of Directors and our Chief Executive Officer. The Board of Directors believes that this leadership structure is appropriate for our company given the experience and active involvement of our independent directors, our corporate governance practices, and our Lead Director’s role. Having a Lead Director role helps to ensure greater communication between management and the independent directors, increases the independent directors’ understanding of management decisions and Company operations, and provides an additional layer of independent oversight of the Company. The Board of Directors believes that this approach serves to strike an effective balance between management and independent director participation in the board process. Combining the Chairman and Chief Executive Officer position gives the Company a clear leader and improves efficiencies in the decision-making process.

Board Attendance

The Board met seven times during 2010, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the Committees of the Board on which such member served in 2010. Each Director is expected to attend the Annual Meeting of Shareholders. In 2010, nine of our Directors serving at that time attended the Annual Meeting of Shareholders.

Committees of the Board of Directors

As of the date of this proxy statement, our Board has nine directors and the following five committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Environmental, Health and Safety Committee, and the Financial Policy Committee.

The following table sets forth the membership of the standing committees of our Board of Directors, as of the date of this proxy statement, and the number of times each committee met in 2010. The current function of each committee is described below.

				Environmental,		Nominating and
			Compensation	Health and	Financial	Governance
Director	Audit Committee		Committee	Safety Committee	Policy Committee	Committee
Mr. Campbell			X	X	X *

Dr. Cartwright	X					X *

Mr. Fearon	X	*				X

Mr. Harnett	X		X *

Mr. Lorraine	X					X

Mr. Mooney			X	X *	X

Mr. Newlin				X	X

Mr. Powell			X	X	X

Ms. Walters			X		X	X

Number of Meetings in 2010	7		6	2	3	2

X — Member

* — Chairperson

The Audit Committee meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements. The Committee exercises oversight of our independent auditors, internal auditors and financial management. The Audit Committee appoints the independent auditors to serve as auditors in examining our corporate accounts. Our common shares are listed on the NYSE and are governed by its listing standards. All members of the Audit Committee meet the financial literacy and independence requirements as set forth in the NYSE listing standards. The Board of Directors has determined that Mr. Fearon meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Compensation Committee reviews and approves the compensation, benefits and perquisites afforded our executive officers and other highly-compensated personnel. The Committee has similar responsibilities with respect to non-employee Directors, except that the Committee’s actions and determinations are subject to the approval of the Board of Directors. The Committee also has oversight responsibilities for all of our broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices. To help it perform its responsibilities, the Committee makes use of PolyOne resources, including members of senior management in our human resources, legal and finance departments. In addition, the Committee directly engages the resources of Towers Watson (the “Consultant”) as an independent outside compensation consultant to assist the Committee in assessing the competitiveness and overall appropriateness of our executive compensation programs. In 2010, the Committee, assisted by the Consultant, analyzed competitive market compensation data relating to salary, annual incentives and long-term incentives. In analyzing competitive market data, the Committee reviewed data from a peer group of similarly-sized U.S. chemical companies and reviewed data from the Consultant’s Compensation Data Bank and other published surveys. The Consultant then assisted the Committee in benchmarking base salaries and annual and long-term incentive targets to approximate the market median. The Consultant assisted our human resources department in preparing tally sheets to provide the Committee with information regarding our executive officers’ total annual compensation, termination benefits and wealth accumulation. More detailed information about the compensation awarded to our executive officers in 2010 is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant maintains regular contact with the Committee and interacts with management to gather the data needed to prepare reports for Committee review.

The Committee periodically reviews the relationship with our compensation consultant, Towers Watson, including the level and quality of services provided, as well as, fees for those services. In addition, expenses for other consulting services provided to the Company by Towers Watson, that are not related to executive compensation, are monitored to ensure that executive compensation consultant independence is maintained. The Consultant did not provide us with services in excess of $120,000 that were in addition to the services provided in connection with its advice and recommendations on the amount or form of executive and director compensation.

The Compensation Committee reviews succession planning for the Chief Executive Officer and other executive officers and oversees the process by which the Board annually evaluates the performance of the Chief Executive Officer. All members of the Compensation Committee have been determined to be independent as defined by the NYSE listing standards.

The Nominating and Governance Committee recommends to the Board of Directors candidates for nomination as Director and advises the Board with respect to governance issues and directorship practices. All members of the Nominating and Governance Committee have been determined to be independent as defined by the NYSE listing standards.

The Nominating and Governance Committee will consider shareholder suggestions for nominees for election to our Board of Directors as described on page 3. The Committee uses a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board of Directors are selected on the basis of the following criteria:

•	Business or professional experience;

•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;

•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;

•	Substantial accomplishments with demonstrated leadership capabilities;

•	Freedom from outside interests that conflict with our best interests;

•	The diversity of backgrounds and experience each member will bring to the Board of Directors; and

•	Our needs from time to time.

While the Committee or the Board does not have a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. We consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills. The Committee believes that having a diverse Board leads to more innovation, outside-the-box-thinking and better governance. In 2010, approximately 25% of our Board members were female and diversity is a key characteristic that we will consider, and instruct any third party search firm we use to consider, in searches for future Board members.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Committee in the same manner as any other nominee for election to the Board. Finally, if the Committee determines that a candidate should be nominated for election to the Board, the Committee will present its findings and recommendation to the full Board for approval.

In 2010 and in past years, the Committee used a third-party search firm, Russell Reynolds Associates, Inc., to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Committee.

The Environmental, Health and Safety Committee exercises oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations.

The Financial Policy Committee exercises oversight with respect to our capital structure, borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, banking relationships and other financial matters.

The Board of Directors has adopted a written charter for each of the standing committees of the Board of Directors. These charters are posted and available on our website at www.polyone.com under “Corporate Governance” on our investor relations page. The Board and each Committee conduct an annual self-evaluation.

Board’s Oversight of Risk

Our Board of Directors oversees a company-wide approach to risk management that is designed to support the achievement of our strategic objectives and improve long-term organizational performance, which we believe will ultimately enhance shareholder value. The Board of Directors believes that risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us as an organization.

Our Board of Directors administers its risk oversight function directly and through its Audit Committee, Financial Policy Committee and Environmental, Health and Safety Committee. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives an annual risk assessment report from our internal auditors. The Financial Policy Committee assists the Board of Directors in fulfilling its oversight and monitoring responsibilities to our shareholders relating to our capital structure, our borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, including the utilization of financial derivative products, insurance coverage strategies, banking relationships and other financial matters. The Environmental, Health and Safety Committee periodically reviews with management the significant risks or exposures faced by the Company relating to safety, health, environmental, security and product stewardship standards and practices.

Our Board of Directors sets the appropriate “tone at the top” when it comes to risk tolerance and management by fostering a culture of risk-adjusted decision-making throughout the company. Our Board ensures that the risk management processes designed and implemented by our management team are adapted to the Board’s corporate strategy and are functioning as directed. The Board of Directors also participates in an ongoing effort to assess and analyze the most likely areas of future risk for the company by asking our management team to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

The Board of Directors believes that its leadership structure, as discussed on pages 7 through 8, supports the risk oversight function of the Board of Directors.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE listing standards and Securities and Exchange Commission regulations, the Board of Directors has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our website at www.polyone.com under “Corporate Governance” on our investor relations page.

In October 2007, the Board amended our Corporate Governance Guidelines to adopt a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a Director’s election for purposes of the policy, regardless of the rules treating broker non-votes as withheld in uncontested elections of directors. The Nominating and Governance Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to PolyOne, and the results of the most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

Communication with Board of Directors

Shareholders and other interested parties interested in communicating directly with the Board of Directors as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Director Compensation

In 2010, we paid our non-employee Directors an annual retainer of $135,000, quarterly in arrears, consisting of a cash retainer of $60,000 and an award of $75,000 in value of fully vested common shares. We grant the shares payable to the Directors quarterly and determine the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We pay individual meeting fees only as follows: fees of $2,000 for each unscheduled Board and committee meeting attended and fees of $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, in the first two quarters of 2010, the Chairpersons of each committee received a fixed annual cash retainer (payable on a quarterly basis) as follows: $5,000 for the Environmental, Health and Safety, Nominating and Governance and Financial Policy Committees and $10,000 for the Audit and Compensation Committees. Effective as of the third quarter of 2010, the annual cash retainer for the Chairpersons of the following committees was amended to be as follows: $7,500 for the Environmental, Health and Safety, Nominating and Governance and Financial Policy Committees and $15,000 for the Audit Committee. In addition, we instituted an annual retainer of $10,000 for our Lead Director, effective as of the third quarter of 2010. We reimburse Directors for their expenses associated with each meeting attended.

Directors who are not our employees may defer payment of all or a portion of their compensation as a Director under our Deferred Compensation Plan for Non-Employee Directors. A Director may defer the compensation as cash or elect to have it converted into our common shares.

In 2010, we awarded shares to Directors under our Deferred Compensation Plan for Non-Employee Directors and our 2008 and 2010 Equity and Performance Incentive Plans. Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the common shares deferred accrue for the benefit of the participating Directors.

2010 DIRECTOR COMPENSATION

	Fees Earned or	Stock	Option
	Paid in Cash(1)	Awards(2)	Awards(3)	Total
Name	($)	($)	($)	($)
J.D. Campbell	66,250	75,000	—	141,250

C.A. Cartwright	66,250	75,000	—	141,250

G. Duff-Bloom(4)	21,840	27,300	—	49,140

R.H. Fearon	72,500	75,000	—	147,500

G.D. Harnett	75,000	75,000	—	150,000

R.A. Lorraine	60,000	75,000	—	135,000

E.J. Mooney	66,250	75,000	—	141,250

W.H. Powell	60,000	75,000	—	135,000

F.M. Walters	60,000	75,000	—	135,000

(1)	Non-employee Directors may defer payment of all or a portion of their cash compensation as a Director (annual cash retainer of $60,000, meeting fees, and chair fees).

(2)	Our Director stock compensation consisted of an annual award of $75,000 in value of fully vested common shares, which the Directors could elect to defer. We granted the shares quarterly and determined the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We used the following quarterly fair market values in calculating the number of shares: March 31, 2010 — $10.425; June 30, 2010 — $8.625; September 30, 2010 — $12.095; and December 31, 2010 — $12.595.

(3)	In 2010, we did not grant any stock options to our non-employee Directors. The number of outstanding stock options held by each non-employee Director at the end of the fiscal year is set forth in the following table. All of these options are fully exercisable. In addition, the number of fully-vested deferred shares held in an account for each Director at the end of the fiscal year is set forth in the following table. Stock option exercises by our Directors are set forth in the table below.

	Option Awards	Stock Awards
	Number of
	Securities Underlying	Number of
	Unexercised Options	Deferred Shares*
Name	(#)	(#)

J.D. Campbell	24,000	117,174

C.A. Cartwright	24,000	29,552

G. Duff-Bloom	6,000	0

R.H. Fearon	15,000	0

G.D. Harnett	24,000	80,998

R.A. Lorraine	0	33,061

E.J. Mooney	0	81,524

W.H. Powell	0	38,430

F.M. Walters	24,000	26,770

*	A distribution of 81,442 shares was made to Mr. Campbell and 55,939 shares was made to Mr. Harnett from the Deferred Compensation Plan for Non-Employee Directors on August 4, 2010. A distribution of 26,251 shares was made to Ms. Walters from the Deferred Compensation Plan for Non-Employee Directors on February 10, 2010.

2010 Option Exercises

	Option Awards
	Number of
	Shares	Value
	Acquired on	Realized on
	Exercise	Exercise
Name	(#)	($)

J.D. Campbell	15,000	18,075

C.A. Cartwright	15,000	9,225

G. Duff-Bloom	33,000	82,847

R.H. Fearon	0	0

G.D. Harnett	15,000	32,025

R.A. Lorraine	0	0

E.J. Mooney	0	0

W.H. Powell	0	0

F.M. Walters	15,000	18,825

(4)	Ms. Duff-Bloom retired after the 2010 Annual Meeting of Shareholders on May 12, 2010.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of our common shares beneficially owned on March 14, 2011 (including shares the individuals have a right to acquire within 60 days of that date) by each of our Directors and nominees, each of the executive officers named in the Summary Compensation Table on page 35 (the “Named Executive Officers”) and by all Directors and executive officers as a group.

			Right to		Total
	Number of Shares		Acquire		Beneficial
Name	Owned(1)		Shares		Ownership
J. Douglas Campbell	215,672	(2)	24,000	(3)	239,672

Carol A. Cartwright	136,066	(2)	24,000	(3)	160,066

Richard H. Fearon	61,259		15,000	(3)	76,259

Gordon D. Harnett	141,125	(2)	24,000	(3)	165,125

Richard A. Lorraine	33,061	(2)	—		33,061

Edward J. Mooney	141,524	(2)	—		141,524

William H. Powell	118,430	(2)	—		118,430

Farah M. Walters	147,937	(2)	18,000	(3)	165,937

Stephen D. Newlin	290,125		494,358	(4)	784,483

Robert M. Patterson	100,000		70,511	(4)	170,511

Kenneth M. Smith	114,549		92,537	(3)(4)	207,086

Thomas J. Kedrowski	108,638		70,988	(4)	179,626

Bernard Baert	35,644		19,490	(3)(4)	55,134

18 Directors and executive officers as a group	2,030,891		1,271,604		3,302,495

(1)	Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other family member of the individual. It includes an approximate number of shares credited to the Named Executive Officers’ accounts in our Retirement Savings Plan, a tax-qualified defined contribution plan. The number of common shares allocated to these individuals is provided by the savings plan administrator in a statement for the period ending December 31, 2010, based on the market value of the applicable plan units held by the individual. Additional common shares may have been allocated to the accounts of participants in the savings plan since the date of the last statements received from the plan administrator. No Director, nominee or executive officer beneficially owned, on March 14, 2011, more than 1% of our outstanding common shares. As of that date, the Directors and executive officers as a group beneficially owned approximately 3.5% of the outstanding common shares.

(2)	With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: J.D. Campbell, 117,174 shares; C.A. Cartwright, 29,552 shares; R.H. Fearon, 0 shares; G.D. Harnett, 80,998 shares; R.A. Lorraine, 33,061 shares; E.J. Mooney, 81,524 shares; W.H. Powell, 38,430 shares; and F.M. Walters, 7,009 shares.

(3)	Includes shares the individuals have a right to acquire upon the exercise of options on or before May 13, 2011.

(4)	Includes the number of shares that would be acquired if the individuals’ outstanding and exercisable stock-settled stock appreciation rights were exercised at $12.97, the closing price of PolyOne’s common shares on March 14, 2011.

The following table shows information relating to all persons who, as of March 14, 2011, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the Securities and Exchange Commission:

	Number of	% of
Name and Address	Shares	Shares
BlackRock, Inc.	7,096,753(1)	7.59%
40 East 52nd Street New York, NY 10022

Dimensional Fund Advisors LP	5,693,917(2)	6.09%
1299 Ocean Avenue Santa Monica, California 90401

Barrow, Hanley, Mewhinney & Strauss, LLC	5,874,475(3)	6.28%
2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761

The Vanguard Group, Inc.	5,034,766(4)	5.38%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)	As of December 31, 2010, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. BlackRock, Inc. has sole voting power and sole dispositive power with respect to all of these shares.

(2)	As of December 31, 2010, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. Dimensional Fund Advisors LP, as an investment advisor, has sole voting power with respect to 5,625,587 of these shares and has sole dispositive power with respect to all of these shares.

(3)	As of December 31, 2010, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 2,419,455 of these shares and has sole dispositive power with respect to all of these shares.

(4)	As of December 31, 2010, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. The Vanguard Group, Inc., as an investment advisor, has sole voting power with respect to 128,077 of these shares and sole dispositive power with respect to 4,906,689 of these shares.

Share Ownership Guidelines

In December 2009, we revised our share ownership guidelines for our non-employee Directors, executive officers and other elected corporate officers to better align their financial interests with those of our shareholders by requiring them to own a minimum level of our shares. These individuals are expected to make continuing progress towards compliance with the guidelines and to comply fully within five years of becoming subject to the guidelines. These policies, as they relate to our Named Executive Officers, are discussed in the “Compensation Discussion and Analysis” section of this proxy statement. In order to reflect the Board’s commitment to share ownership and better align the interests of our Board members with our shareholders, the required share ownership level for directors is 50,000 shares. For purposes of our guidelines, the following types of share ownership and equity awards are included as shares owned: shares directly held, shares and phantom shares held in our retirement plans and deferral plans, unvested restricted stock and restricted stock units, and earned performance shares. All Directors are required to retain 100% of all shares obtained through us, after the date of adoption of the guidelines (December 16, 2009), as compensation for services provided to us, such percentage to be calculated after any reduction in the number of shares to be delivered as a result of any taxes and exercise costs relating to the shares. This requirement to retain 100% of all shares obtained from us ceases once the Director has met the applicable ownership guideline.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and Directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2010 and until the date of this proxy statement, all Section 16(a) filing requirements applicable to our executive officers, Directors and 10% shareholders were satisfied.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this section of the proxy statement, we discuss in detail our executive compensation program for 2010 for our Named Executive Officers. This discussion and analysis includes a description of the principles underlying our executive compensation policies and our most important executive compensation decisions for 2010, and provides analysis of these policies and decisions. The following disclosure also gives context for the data we present in the compensation tables below and the narratives that accompany the compensation tables.

The following five individuals are our Named Executive Officers for 2010, as that term is defined by the Securities and Exchange Commission:

•	Mr. Stephen D. Newlin, our Chairman, President and Chief Executive Officer;

•	Mr. Robert M. Patterson, our Executive Vice President and Chief Financial Officer;

•	Mr. Kenneth M. Smith, our Senior Vice President, Chief Information and Human Resources Officer;

•	Mr. Thomas J. Kedrowski, our Senior Vice President, Supply Chain and Operations; and

•	Mr. Bernard Baert, our Senior Vice President, President of Europe and International.

Executive Summary

Fiscal 2010 Performance

In late 2009 and early 2010, we were confronted with uncertainty regarding the extent of a global economic recovery. The housing and automotive markets remained at historically low levels, raw material costs were rising, and income from our Sunbelt joint venture was substantially below its prior year results. Despite these conditions, in early 2010 our Board of Directors approved an annual operating plan designed to position us for stability and continued growth. The plan assumed that we would achieve a 40% improvement in operating results through focused execution of our well-defined strategy, which consists of: specialization, globalization, commercial excellence and operational excellence.

While depressed demand and marketplace uncertainty provided significant headwinds in 2010, we focused on generating new business, creating efficiencies and innovating new solutions. As a result of our intense focus on strategy and execution, in 2010, each of our business platforms attained record-setting levels of operating income or profitability, our revenue climbed 27%, our stock price improved 67% and our diluted earnings per share rose 252%. Overall operating income for 2010 was 121% higher than the prior year. Working capital as a percentage of sales was 9.6% — which we consider to be world-class performance. At the end of 2010, we had $378 million in cash, $506 million in available liquidity, an improved credit rating, and limited near-term debt maturities, positioning us well to fund operating expenses and pursue acquisitions designed to further accelerate our transformation. Throughout 2010, we demonstrated our ability to meet and surpass our goals and objectives, with a record-setting year on a number of different measures.

Fiscal 2010 Pay Implications

We determined in 2010 that the best method of motivating our Named Executive Officers to create and maximize shareholder value was to focus our Senior Executive Annual Incentive Plan (the “Annual Plan”) on operating income improvement and working capital management, and to link payments under the Long-Term Incentive Plan to improvements in our working capital and creating shareholder value. The performance unit component of the Long-Term Incentive Plan is earned when the pre-established financial goal, working capital as a percentage of sales, is achieved. Performance was based on a one-year period in 2010 and awards are payable in cash after three years (i.e., in early 2013) contingent on the individual’s continued employment with the Company over the time period in order to enhance retention.

Due to our exceptional overall performance in 2010, the performance targets for the Annual Plan were substantially exceeded, and many of our business units achieved record-breaking results. As a result of surpassing the operating income and working capital as a percentage of sales goals, the Compensation Committee, which we refer to as the Committee in this Compensation Discussion and Analysis section of the proxy statement, approved a 200% of target payout under the Annual Plan. The Company also significantly exceeded the one-year performance targets set for the performance units granted in 2010, resulting in awards at the 200% of target attainment level.

In addition, after awarding reduced levels of Long-Term Incentive Plan grants in 2009 due to the decline in our stock value and limited share availability, 2010 Long-Term Incentive Plan awards were granted at levels consistent with the market median of our peer group. We also reinstated salary adjustments in mid-2010, after base salaries for employees, including the Named Executive Officers, were frozen in 2009. Economic conditions had improved and we believed that salary adjustments were necessary in order to maintain a competitive compensation position in the market. Each Named Executive Officer received a modest salary adjustment in mid-2010, with the exception of the Chief Executive Officer, who received no salary adjustment. Instead, the Committee increased Mr. Newlin’s target annual incentive opportunity from 100% to 110% in order to leverage his variable compensation opportunity by placing a greater portion of his pay at risk.

In total, the Committee believes that the compensation actions and outcomes for 2010 strongly reflect and reinforce the Company’s compensation philosophy, and in particular the emphasis on performance and alignment with shareholder interests.

The following discussion should be read together with the information presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

Compensation Philosophy and Objectives

Our executive compensation programs are linked to our achievement of strategic operating and financial goals and designed to be competitive in the marketplace. Our executives are rewarded for performance that meets or exceeds our strategic goals, without encouraging excessive risk-taking that could have a detrimental impact on our long-term results and the interests of our shareholders. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivate our executives to improve our overall corporate performance and the profitability of the specific business unit for which they are responsible, thus maximizing shareholder value. The main objectives of our executive compensation programs are to:

•	Attract, motivate and retain a highly qualified and successful management team to lead PolyOne in setting and effectively executing upon our strategic goals and objectives;

•	Foster a pay-for-performance culture by rewarding the achievement of specified strategic operating and financial objectives; and

•	Ensure our goals and objectives are aligned with the interests of our shareholders by recognizing and rewarding business results and the growth of our share price through incentive programs.

Setting 2010 Executive Compensation Levels

Compensation Consultant

Our executive compensation programs are approved and overseen by the Committee, which is composed entirely of independent directors. For 2010, the Committee selected and retained an independent compensation consultant, Towers Watson, to assist the Committee in assessing the competitiveness and overall appropriateness of our executive compensation programs. The Committee worked in conjunction with Towers Watson and with input from members of senior management.

As described below, Towers Watson assisted the Committee in approximating base salaries and annual and long-term incentive targets in accordance with the market median, and assisted our human resources department in preparing tally sheets to provide the Committee with information regarding our Named Executive Officers’ total annual compensation, termination benefits and wealth accumulation.

Competitive Market Pay Information and Benchmarking

We have designed our compensation programs to be competitive with companies of comparable size and industry with whom we compete for executive talent. We annually analyze competitive market compensation data relating to salary, annual incentives, and long term incentives. The Committee generally manages individual components of compensation and target total compensation relative to the median (50th Percentile) of the competitive market data. However, the Committee considers many other factors, including the responsibilities, performance, contributions and experience of the named executive officer, including compensation in relation to other employees. As a result, the Company does not set total direct compensation or the component parts at levels to achieve a mathematically precise market position. We periodically analyze competitive market compensation data relating to retirement benefits and perquisites, most recently in 2009. The Committee obtains advice and recommendations from Towers Watson in these areas of total compensation.

In analyzing competitive market data for the purpose of determining the market median, we draw from two independent sources. We first review proxy statement disclosures of a peer group of similarly-sized U.S. chemical companies to establish an estimate of market compensation for our senior executives. This approach provides insight into specific company practices at business competitors or companies facing similar operating challenges.

In 2010, with the guidance of Towers Watson, we conducted a review of our peer group to ensure it consisted of appropriate companies to which we should be compared. Multiple factors were taken into consideration during the review including: company revenue between $1.03 billion — $4.12 billion, total asset size between $0.70 billion — $2.78 billion and number of employees between 1,950 — 7,800, as well as whether each potential peer company had a global presence and a specialty chemical focus. We also looked at the frequency with which these companies were used as peers by other companies in our industry, and which companies had identified us as a peer. In addition, we considered whether they were in the same SIC code as PolyOne and whether we compete with them for talent. Each of the companies recommended for the new peer group met a majority of the criteria that were established. Based on this review and management’s recommendation, for 2010, the Committee approved the addition of six companies to the peer group and the removal of one company from our previous peer group of 14 companies. This resulted in a new peer group consisting of the following 19 companies, which better reflects our transformation into a global and specialty chemical company:

Albemarle Corporation	FMC Corporation	RPM International Inc.
Arch Chemicals, Inc.	Georgia Gulf Corporation	The Scotts Miracle-Gro Company
A. Schulman, Inc.	H.B. Fuller Company	Sigma-Aldrich Corporation
Cabot Corporation	International Flavors & Fragrances Inc.	Solutia Inc.
Cytec Industries Inc.	The Lubrizol Corporation	The Valspar Corporation
Eastman Chemical Company	Nalco Holding Company
Ferro Corporation	Rockwood Holdings, Inc.

In order to augment the peer proxy analysis and provide a broader sense of market practices, we also review data from Towers Watson’s Executive Compensation Data Base, Towers Watson’s Top Management Compensation Survey and Mercer’s Executive Compensation Survey relating to the chemical industry and other applicable general industries, as provided by Towers Watson. To obtain comparability based on company size, the data either references a specific sample of companies or calibrates the pay of a broad sample of companies against company size. This data is used as one of several inputs into management’s and the Committee’s determination of market compensation levels.

Review of Named Executive Officer Compensation

Management and the Committee annually review the specific pay disclosures of our peer group and the broad-based survey data provided by Towers Watson described above. Management uses this data to develop recommendations for the Committee’s review regarding eligibility, award opportunities, performance measures and goals for the plan periods commencing in the following year. The Committee discusses and considers this information when making compensation decisions and aligning each of the pay elements with our compensation objectives and relative market practices.

The Committee and management annually review and consider tally sheets, which are developed collaboratively by Towers Watson and our Human Resources department, to determine the reasonableness of the compensation of our Named Executive Officers. The tally sheets provide information regarding each Named Executive Officer’s base salary, annual incentives, long-term incentives, perquisites, retirement benefits and wealth accumulation.

Based upon individual performance and results achieved, the Chief Executive Officer typically recommends for the Committee’s review and approval specific base salary adjustments for each of the other Named Executive Officers. The Chief Executive Officer makes his recommendations in conjunction with the marketplace data and input provided by Towers Watson. He does not participate in any discussions with the Committee involving his own compensation. With guidance from Towers Watson and based on a rigorous review of the prior year’s performance, the Committee determines the appropriate base salary for the Chief Executive Officer.

For Annual Plan purposes, during the fourth quarter, the Committee typically reviews plan performance and estimates the incentive payouts for the applicable plan period. In the first quarter of the following year, the Committee determines actual performance against pre-established goals and approves plan attainment levels. Our awards of cash-settled performance units, stock-settled stock appreciation rights (“SARs”), and full value awards (in the form of performance shares or restricted stock units (“RSUs”)) are determined in the first quarter based on competitive long-term incentive market practices, market data, and an evaluation of individual performance.

Pay for Performance

We believe that the majority of each Named Executive Officer’s compensation should be linked directly to our performance and the creation of shareholder value. The following chart compares cumulative total shareholder return on our common shares against the cumulative total return of the S&P 500 Index and the S&P Mid Cap Chemicals Index for the five year period, December 31, 2005 to December 31, 2010, assuming in each case a fixed investment of $100 and reinvestment of all dividends. Our five-year performance has exceeded the S&P 500 Index and has kept pace with the S&P Mid Cap Chemicals Index.

	Base	INDEXED RETURNS
	Period	Years Ending
Company / Index	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10

PolyOne Corporation	$100	$116.64	$102.33	$48.99	$116.17	$194.25
S&P 500 Index	$100	$115.79	$122.16	$76.96	$97.33	$111.99
S&P Mid Cap Chemicals	$100	$117.76	$149.65	$94.16	$150.05	$209.77

We believe that the returns to shareholders shown in this graph indicate that our pay-for-performance philosophy, compensation plan design and selected metrics have resulted in performance that has provided increased value to our shareholders and that the compensation of our Named Executive Officers is appropriate given both the fiscal 2010 and long-term performance of Polyone.

Our executive compensation programs are also designed to recognize an executive’s scope of responsibilities, leadership ability, and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within PolyOne increases, so does the percentage of total compensation that is linked to performance in the form of variable compensation.

The following table summarizes the allocation of the compensation opportunity at target, or “pay mix” that was granted in 2010 to the Named Executive Officers, based upon the primary elements of compensation (base salary, annual incentive opportunity, and long-term incentive opportunity). Both the annual incentive and long-term incentive opportunity represent the variable compensation portion of each Named Executive Officer’s total compensation opportunity, consistent with our overall pay-for-performance philosophy.

	PAY MIX ALLOCATION
Element	Newlin	Patterson	Smith	Kedrowski	Baert
Base Salary	19%	34%	40%	40%	42%

Annual Incentive Opportunity	20%	21%	22%	22%	21%

Long-Term Incentive Opportunity	61%	45%	38%	38%	37%

Our incentive programs focus on the critical performance measures that determine our overall success and reward executives for the attainment of sustainable, long-term success. For positions with significant business unit responsibilities, annual incentive programs also emphasize success at the business unit level, which may lead to Named Executive Officers at comparable levels being paid differently.

Our executive compensation programs play a material role in our ability to drive strong financial results that exceed expectations. We believe that providing incentive plan opportunities to our executives that are based upon achieving strategic goals and objectives are instrumental in driving desired results.

2010 Executive Compensation Elements

The following table outlines the major elements of 2010 total compensation for our Named Executive Officers:

Compensation
Element	Key Features	Objectives and Comments
Base Salary	• Fixed compensation	• Intended to pay for the experience, skills and ongoing value the officer brings to the position

Annual Incentive	• Variable cash compensation that is earned if pre-established annual performance goals are achieved. For 2010, the goals were operating income and working capital as a percentage of sales	• Builds accountability for important annual financial goals • Payment is made only upon achievement of specified goals

Long-Term Incentive Cash-settled Performance Units
•   Variable cash compensation that is earned if pre-established financial goals are achieved. The 2010 goal was working capital as a percentage of sales. Awards were determined at the end of 2010 based on performance over the preceding 12-month period but payable in three years, generally subject to the officer’s continued employment
• Emphasizes achievement of strategic goals and objectives

•   Payment is made only upon achievement of specified goals

•   Avoids stock dilution

• One-year measurement period emphasizes key goals, while the three-year payout period supports our retention objective

Compensation
Element	Key Features	Objectives and Comments
Stock-settled Stock Appreciation Rights
•   Variable compensation that increases in value as our share price rises. For the 2010 grants, SARs vest one-third per year over a three-year period, generally subject to the officer’s continued employment

•   Paid in PolyOne common shares

•   Aligns goals with those of shareholders by maximizing value through increased stock price

•   Requires growing stock price before any value is realized

• Increases share ownership

•   Three-year vesting period supports our retention objective

•   Multi-year incentive is a common market practice

Restricted Stock Units	• Equity compensation that vests and is payable at the end of the three-year restriction period, subject to the officer’s continued employment • Paid in PolyOne common shares	• Increases share ownership • Three-year vesting period supports our retention objective • Full-value grant is a common market practice

Retirement Plans
U.S. Defined Contribution Plans	• Tax-qualified 401(k) defined contribution plan • Nonqualified excess 401(k) defined contribution plan	• Standard tax-qualified benefit offered to all employees, subject to Internal Revenue Code limits • Restores benefits that are limited by the Internal Revenue Code in the qualified plan

Luxembourg Defined Contribution Plan	• Tax-efficient defined contribution plan	• Mr. Baert participates in a standard tax-efficient defined contribution plan provided to Luxembourg employees

Defined Benefit Plans (these plans have been closed to new participants since the formation of PolyOne and were frozen as of March 20, 2009)	• Tax-qualified defined benefit pension plan • Nonqualified excess defined benefit plan	• Mr. Smith, as a 21 year employee, participates in the frozen defined benefit pension plan offered to certain employees

• Prior to March 20, 2009, restored benefits that are limited by the Internal Revenue Code in the qualified plan

Supplemental Retirement Benefit for Mr. Newlin	• Non-qualified annual supplemental retirement payments, payable upon a “Qualifying Separation from Service,” payable in the form of a 15-year certain and continuous life annuity	• Consistent with benefits offered at peer companies • Vesting condition supports our retention objective

Compensation
Element	Key Features	Objectives and Comments
Subsidized Post-Retirement Medical Plan
 (this plan has been closed to new participants since the formation of PolyOne in 2000, and will be eliminated in 2013)

Post-Retirement Medical Plan (at Full Cost to Employee)

•   Subsidized retiree medical coverage (available to certain employees)

•   Retiree medical coverage provided at full cost to the retiree from ages 55 to 65. This is available to all employees who meet specified age and service requirements
• Mr. Smith, as a 21 year employee, is eligible to participate in this plan

•   Messrs. Newlin, Patterson and Kedrowski are eligible to participate in this plan upon reaching specified age and service requirements

• Mr. Baert is a non-U.S. based employee and therefore is not eligible to participate in the Company provided retiree medical plan

Perquisites	• Benefit allowance • Financial planning and tax preparation • Relocation benefits • Executive physical	• Perquisites and relocation benefits assist in attracting and retaining executive talent • Executive physicals help to ensure continuity of our management team

The following discussion analyzes the main elements of compensation for the Named Executive Officers, including specific decisions relating to 2010.

Base Salary

Merit adjustments were reinstated during 2010 after base salaries for Named Executive Officers, as well as our other officers, had been frozen in 2009. As noted earlier, management recommended again for 2010 that no base salary adjustment would be provided to the Chief Executive Officer. Instead, the Committee increased Mr. Newlin’s target annual incentive opportunity in order to tie a greater portion of his pay to our performance. The Committee considered the recommendation of the Chief Executive Officer in determining the salary adjustments for each of the other Named Executive Officers. The primary factors used in determining the adjustment amounts were each executive’s individual performance and the relative position of their salary to the market median for their role. The Committee approved the following base salaries for the Named Executive Officers, with salary changes effective in May 2010:

Named Executive Officer	2009 Base Salary	2010 Base Salary	Adjustment %
Stephen D. Newlin	$860,000	$860,000	0%

Robert M. Patterson	$415,000	$430,000	3.6%

Kenneth M. Smith	$336,000	$344,000	2.4%

Thomas J. Kedrowski	$322,000	$333,000	3.4%

Bernard Baert	$392,931	$401,683	2.2%

Based on the data provided by Towers Watson, we determined that the 2010 salaries of the Named Executive Officers range from 93% to 111% of the market median for comparable positions, with an average of 103% for all Named Executive Officers.

Annual Incentive

The Annual Plan was originally approved by shareholders in 2005 and includes a defined set of performance measures that can be used in determining awards under the plan. Annual awards for 2010 were made under the Annual Plan. We received shareholder approval of a new Annual Plan at the 2010 Annual Meeting, and future annual awards will be made under that plan.

Consistent with our approach to use the market median as a reference point and reward our Named Executive Officers for achievement of specific performance objectives that would advance our profitability, the Committee approved the following target annual incentive levels for the Named Executive Officers for 2010 as follows:

Named Executive Officer	2009 Annual Plan Target	2010 Annual Plan Target
Stephen D. Newlin	100%	110%

Robert M. Patterson	50%	60%

Kenneth M. Smith	50%	55%

Thomas J. Kedrowski	50%	55%

Bernard Baert	50%	50%

For 2010, we continued to use the following performance measures for the Annual Plan: operating income and working capital as a percentage of sales. The Committee chose to use the same performance measures as those used in 2009 in order to continue to drive profitability, promote working capital management, improve cash flow and drive efficiency in our operations, all of which we believe lead to maximizing shareholder value. We selected these performance measures for the Annual Plan as they were the most critical elements of PolyOne’s performance for 2010. In the Annual Plan, these measures are defined as:

•	Operating income: operating income less Sunbelt (our joint venture) operating income and less any specified special items (which consist of non-recurring items as set forth in our quarterly earnings release).

•	Working capital as a percentage of sales is calculated using the following formula: (Average 13 months of Working Capital) divided by (the sum of 12 months of sales), where Working Capital equals (1) Trade Accounts Receivable plus (2) Inventory on a First In First Out (“FIFO”) basis minus (3) Trade Accounts Payable.

In order to place a greater emphasis on profitable growth and as a critical measure of our operating performance, for 2010 we increased the weighting on operating income from 50% to 65% and we reduced the weighting on working capital as a percentage of sales from 50% to 35%. Mr. Baert is the only Named Executive Officer with responsibility for business unit specific results within the international region, and his incentive opportunity under the Annual Plan is based on operating income for that region. The performance measures and weightings used for the Named Executive Officers in the 2010 Annual Plan were as follows:

Performance Measure	Newlin	Patterson	Smith	Kedrowski	Baert
Company Operating Income	65%	65%	65%	65%	—

Business Unit Operating Income (within International)	—	—	—	—	65%

Consolidated Working Capital as a Percentage of Sales	35%	35%	35%	35%	35%

Even when faced with uncertain economic conditions at the beginning of 2010, we set aggressive goals that focused our efforts on those factors that we believe were critical to our on-going success, including profitable growth, earnings improvement, cash generation from working capital, efficiencies in our operations and the continued implementation of our overall strategy. In 2010, we were able to achieve maximum performance on our working capital as a percentage of sales metric by achieving 9.6%, which is considered world-class performance, and represents an improvement of 20.7% over 2009. In addition, on a consolidated basis, our performance and results under the operating income metric exceeded the maximum performance level and was 170.7% higher than the prior year. We viewed the targeted level of performance as very challenging to achieve, and hence the actual level of performance reflects superlative results. The attainment levels of above-target to maximum performance for this metric in 2010 required exceptional performance across all disciplines and business units.

The performance measures and targets, and the respective levels of achievement for each performance measure, under the Annual Plan for 2010 are set forth below. Payouts are capped at 200% of a participant’s award amount at target.

		2010 Goals
	2009				2010	2010
	Actual	Threshold	Target	Maximum	Actual	% Plan
Performance Measure ($ in millions)	Result	(50%)	(100%)	(200%)	Result	Attainment
Company Operating Income	$54.9	$54.3	$69.4	$99.5	$148.2	200.0%

Consolidated Working Capital as a Percentage of Sales	12.1%	12.0%	11.3%	10.6%	9.6%	200.0%

Business Unit Operating Income (Baert)	$24.4	$34.1	$41.5	$58.1	$58.8	200.0%

The actual amounts earned by the Named Executive Officers under the Annual Plan are set forth in the Non-Equity Incentive Plan Compensation column of the 2010 Summary Compensation Table.

The Annual Plan, as it applies to the Named Executive Officers, is structured to comply with Section 162(m) of the Internal Revenue Code. A more detailed discussion of Section 162(m) of the Internal Revenue Code appears in the “Tax Considerations” section below.

Long-Term Incentive

In May 2008, our shareholders approved the 2008 Equity and Performance Incentive Plan (the “2008 Plan”), which was used to make equity incentive awards in 2010. Our shareholders approved the 2010 Equity and Performance Incentive Plan (the “2010 Plan”) at the 2010 Annual Meeting. Our 2011 Long-Term Incentive Plan grants will be made under the 2010 Plan.

Long-Term Incentive Plan targets are established with consideration of market median levels for each Named Executive Officer’s position and are intended to reward them for achievement of specific performance objectives.

Awards Granted in 2010

In February 2010, we granted long-term incentive awards under the 2008 Plan using three vehicles, with the allocation of the award values roughly as follows: 36% of the award’s value was allocated to performance units for the 2010 performance period, 30% was allocated to stock-settled SARs and 34% was allocated to RSUs. We chose this mix in order to provide balance between the relative values of the three components and efficiently use the shares available under the 2008 Plan.

Cash-Settled Performance Units

The performance units granted in February 2010 will be paid in cash, consistent with past practice, and were based on achievement of performance goals relating to our working capital as a percentage of sales during 2010. The Committee selected working capital as a percentage of sales as the performance measure in order to reinforce our focus on improving working capital. In 2010, we again elected to use a one-year measurement period for performance units in order to sustain our working capital performance attained in 2009, continue our focus on generating cash and in acknowledgement of the significant continued economic uncertainty at the time the goals were set. The attainment level for the performance units is determined at the end of the measurement period, but awards generally do not become vested for three years, in order to serve as a retention vehicle.

Upon achievement of the target performance level, a participant would earn the target amount of performance units; attainment of only the threshold performance level would earn 50% of the target award; and attainment of the maximum performance level or greater earns the participant 200% of the target award. If final performance falls between the threshold and target or between target and maximum, earned award amounts under the plan would be interpolated. If threshold performance is not achieved, no award would be paid to the participants. For performance units granted in 2010, we were able to achieve working capital as a percentage of sales equal to 9.6%, which equated to a maximum level of performance. We believe this level of performance influenced the improvement in our stock price during the course of the year, benefiting both PolyOne and our shareholders, and positioned us well for future success. Performance goals at the threshold, target, and maximum levels for the 2010 performance units are shown below.

		2010 Goals
	2009				2010	2010
	Actual	Threshold	Target	Maximum	Actual	% Plan
Performance Measure	Result	(50%)	(100%)	(200%)	Result	Attainment
Working Capital as a Percentage of Sales	12.1%	12.0%	11.3%	10.6%	9.6%	200%

The performance unit amounts at maximum for the Named Executive Officers under the Long-Term Incentive Plan are set forth in the 2010 Grants of Plan-Based Awards table.

Stock-Settled SARs

To continually reinforce our ongoing commitment to enhancing shareholder value, the Named Executive Officers received an award of SARs that, when exercised by the holder, are settled in our common shares. Each SAR granted to our Named Executive Officers in February 2010 has a base price of $7.99, the closing market price of our common stock on the date of grant. All SARs granted in 2010 vest in equal installments over three years and have an exercise term of seven years. The exercise term is shorter than market practice in an effort to control dilution.

Restricted Stock Units

To promote share ownership and enhance the retention of our executives, we granted RSUs in February 2010 to all Named Executive Officers. The RSUs vest on the third anniversary of the grant date.

Awards Granted in Prior Years

In February 2011, the Committee approved the payout of performance units granted at the start of 2008 for performance during the period 2008-2010. These performance units were based on achievement of performance goals related to our earnings per share over the three-year period. The

Named Executive Officers received a cash award based on an attainment of 110.3% of the target level performance for this goal.

	Goals
	Threshold	Target	Maximum
Performance Measure	(50%)	(100%)	(200%)	Actual Result	%Attainment
Earnings Per Share	$1.50	$1.63	$2.31	$1.70	110.3%

All equity awards outstanding as of December 31, 2010 are set forth in the Outstanding Equity Awards at 2010 Fiscal Year-End Table in this proxy statement.

Retirement Benefits

We offer the following retirement benefits to eligible employees and certain Named Executive Officers as specified. Additional details of these plans, as they apply to the Named Executive Officers, are included in the narrative to the 2010 Pension Benefits Table.

•	A defined contribution retirement benefit available to all U.S. employees through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (the “Qualified Savings Plan”);

•	An unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan (the “Nonqualified Savings Plan”), but without the Internal Revenue Code contribution and earnings limitations;

•	A standard defined contribution retirement benefit plan provided to all Luxembourg employees, of which Mr. Baert is a participant;

•	A company-funded Internal Revenue Code qualified defined benefit pension plan (the “Qualified Pension Plan”), as well as an unfunded, nonqualified defined benefit pension plan (the “Benefit Restoration Plan”), under which Mr. Smith is eligible, along with certain other employees, to receive frozen benefits. In addition, since becoming retirement eligible (55 years of age with 10 years of service), Mr. Smith is eligible to receive certain retiree medical benefits for which he will be required to pay a substantial portion of the cost;

•	A supplemental retirement benefit for Mr. Newlin that provides annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon his execution of a release and waiver and upon a “qualifying separation from service”.

Employment Agreements with Named Executive Officers

Messrs. Newlin and Baert are party to employment agreements with us, as described below. We do not maintain employment agreements with any of the other Named Executive Officers, although each of our Named Executive Officers is party to a Continuity Agreement, as described in “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Newlin

On February 6, 2006, we entered into an agreement with Mr. Newlin, under which he serves as our Chairman, President and Chief Executive Officer. We entered into this agreement in order to attract Mr. Newlin to PolyOne and set the terms of his employment. The agreement provided for specified equity awards, intended to serve as an inducement to join PolyOne, for Mr. Newlin’s initial base salary and for his participation in our various long-term incentive and benefit plans in effect during the term of his employment. In addition, the agreement provides for certain payments upon termination of Mr. Newlin’s employment, as described more fully in “Potential Payments Upon Termination or Change-in-Control” below. In July 2008, Mr. Newlin’s agreement was amended to provide for a supplemental retirement benefit, as described above and more fully in the narrative for the 2010 Pension Benefits Table.

Mr. Baert

In connection with the change in location for our European headquarters, PolyOne Luxembourg s.à r.l., our wholly owned subsidiary located in Luxembourg, entered into an employment agreement with Bernard Baert, effective September 1, 2009. It is customary in Luxembourg that we maintain an agreement with each of our employees, including Mr. Baert. Among other things, the agreement provides that Mr. Baert will be entitled to a monthly base salary of €24,708, daily meal vouchers and the use of a company car. Under the agreement, Mr. Baert may also be eligible to participate in our Annual Plan and will be included in a defined contribution benefits cafeteria plan established by PolyOne Luxembourg. Pursuant to the terms of the agreement, Mr. Baert has agreed not to compete with us for a period of twelve months after termination of the agreement. Mr. Baert’s agreement provides for certain payments upon termination of Mr. Baert’s employment, as described more fully in the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement.

Perquisites

We provide minimal perquisites to the Named Executive Officers, which we believe are necessary to compete for executive talent. These perquisites for the Named Executive Officers based in the United States consist of a monthly benefit allowance, reimbursement of expenses for financial planning and tax preparation, and an annual physical examination. The perquisites for Mr. Baert, which are typical and competitive with companies in Europe, include a PolyOne-provided automobile, meal and entertainment allowance, and reimbursement of expenses for financial planning and tax preparation. The specific amounts attributable to perquisites for 2010 for the Named Executive Officers are disclosed in the 2010 Summary Compensation Table.

We made several changes to the perquisites provided to the Named Executive Officers based in the United States that were effective beginning January 2010. We eliminated the car allowance, cancelled the excess liability insurance coverage, and eliminated tax gross-ups on all perquisites and replaced them with a benefit allowance. We intend that benefit allowances will not be provided to new executives. The benefit allowance and reimbursement of expenses for financial planning and tax preparation in 2010 and future years will be treated as taxable income to the Named Executive Officers. These changes were made in response to market trends that indicated companies were reducing or eliminating these types of benefits.

Mr. Newlin and Mr. Kedrowski were eligible for reimbursement of their relocation expenses under our standard relocation plan. During 2010, we reimbursed Mr. Newlin and Mr. Kedrowski for moving expenses and also provided them with a tax gross-up on all or a portion of these amounts. Details of these amounts are set forth in the All Other Compensation column of the 2010 Summary Compensation Table.

We also provide other benefits such as medical, dental and life insurance and disability coverage to each U.S.-based Named Executive Officer, which are identical to the benefits provided to all other eligible U.S.-based employees. Medical, dental and life insurance coverage provided to Mr. Baert is identical to the benefits provided to all other Luxembourg-based employees. We provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers were eligible for the following vacation in 2010: Mr. Newlin — five weeks, Mr. Patterson — four weeks, Mr. Smith — five weeks, Mr. Kedrowski — four weeks and Mr. Baert — 26 days.

2011 Total Compensation

For 2011, the Committee’s review and approval of final terms for both the Annual Plan and the Long-Term Incentive Plan took place in the fourth quarter of 2010. The Committee also reviewed the compensation levels for our Named Executive Officers and compared them to the peer group proxy data and survey data provided by Towers Watson.

2011 Base Salaries

In recognition of the significant role Mr. Newlin played in transforming PolyOne into a high-performing company, the Committee approved an adjustment to Mr. Newlin’s annual base salary, effective January 1, 2011, from $860,000 to $950,000. Prior to this adjustment, Mr. Newlin’s base salary had not changed since March 2008. In the Committee’s judgment, the total compensation package provided to Mr. Newlin, as described under the heading “Employment Agreements with Named Executive Officers” above, is appropriate in order to fairly compensate and retain Mr. Newlin.

In January 2011, Mr. Patterson was promoted to Executive Vice President and Chief Financial Officer, taking on additional responsibilities of supporting the growth of our global businesses in Asia. As a result, the Committee approved an adjustment to his annual base salary, from $430,000 to $475,000 in order to recognize his increased responsibilities.

2011 Annual Incentive

In light of Mr. Patterson’s promotion, an increase in his target incentive opportunity under the Annual Plan was also approved from 60% to 65%. This change was made to keep Mr. Patterson’s annual incentive target in line with the market median in recognition of his new level of responsibilities.

The Committee determined that we will fundamentally maintain the same design as 2010 for the Annual Plan. Performance measures will continue to be operating income and working capital as a percentage of sales with current weightings maintained. For Named Executive Officers who have responsibility for a business unit, the working capital measure will be applied to relate only to the working capital performance for their specific business unit, as opposed to the consolidated number for the Company. Having the executive be accountable for the specific performance of the applicable business unit will more closely align the executive’s responsibilities with his 2011 Annual Plan award. We believe that the established goals for the 2011 Annual Plan are challenging, yet achievable upon exceeding 2010 performance levels.

2011 Long-Term Incentive Plan

We are maintaining the same plan design with RSUs, SARs and performance units in 2011. In 2009 and 2010, we had one-year performance periods for performance units, and in 2011, we are returning to a three-year performance period (2011-2013). The Committee determined that cash-settled performance units would be earned upon achievement of an earnings per share performance goal. To promote retention, the performance units will only be earned if the performance goal is achieved and the participant continues to be employed at the time the awards are paid in 2014, except in the case of death, disability and retirement.

Further, the Committee determined that it would grant stock-settled SARs and full value RSUs to promote stock price appreciation, increase shareholder value and enhance retention. In determining the number of SARs and RSUs to be granted, the Committee used the market median as a reference point in determining the value of the Named Executive Officers’ long-term incentive awards.

For 2011, the long-term incentive award design and critical components are summarized as follows:

•	The cash-settled performance units are earned based on achievement of goals relating to earnings per share over a three-year performance period and vest three years from date of grant, generally subject to continued employment. Achievement of threshold performance will result in a payout of 50% of the target award, achievement of target performance will result in a payout of the target award, and achievement of maximum performance will result in a payout of 200% of the target award (performance units represent a target of 37% of total grant value).

•	The SARs granted will now have a term of ten years, as opposed to our previous seven-year term, reflecting the easing of dilution issues associated with the Company’s relatively low stock price and in order to better align with market practice, and will vest one-third each year on the anniversary date of the grant. The base price for the SARs is the closing market price of our common stock on the date of grant (February 16, 2011) (SARs represent a target of 31.5% of total grant value).

•	Each RSU is equal in value to one share of our common stock and the RSUs will pay out in the form of our common shares on a one-for-one basis. The RSUs will vest in full on the third anniversary of the date of grant (RSUs represent a target of 31.5% of total grant value).

In order to align compensation more closely with the market and to focus participants on the long-term performance goals critical to our success and that of our shareholders, the Committee approved an adjustment to the target Long-Term Incentive Plan opportunity for the Named Executive Officers during the first quarter of 2011, as follows:

Long-Term Incentive Plan
	2010 Target	2011 Target
	(as a percentage of	(as a percentage of
Named Executive Officer	Base Salary)	Base Salary)
Stephen D. Newlin	300%	350%

Robert M. Patterson	120%	135%

Kenneth M. Smith	90%	100%

Thomas J. Kedrowski	90%	100%

Bernard Baert	90%	100%

Tax Considerations

Cash compensation, such as base salary or annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a Company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised and performance shares, RSUs and performance units are generally taxable when paid. We realize a tax deduction at that time. The Committee reviews potential tax implications before making decisions regarding compensation.

Management and the Committee are aware of Section 162(m) of the Internal Revenue Code, which generally limits the deductibility of executive pay in excess of one million dollars for certain Named Executive Officers, and which specifies the requirements for the “performance-based” exemption from this limit. The Committee generally manages our incentive programs to qualify for the performance-based exemption. It also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Committee review and consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations. Depending upon the type of accounting treatment associated with an incentive plan design, management and the Committee may alter or modify the incentive award due to the accounting treatment if the award (and the related accounting consequences) were to adversely affect our financial performance.

Executive Compensation Governance

Stock Ownership and Retention Guidelines

In order to better align the financial interests of our executives with those of our shareholders, we believe our executives should own a meaningful number of shares of PolyOne stock. We have adopted share ownership guidelines specifying a minimum level of share ownership for all executives, including all Named Executive Officers. The specific levels of share ownership for the Named Executive Officers are noted in the following table. These levels were established in 2010 when, given the sustained impact of volatile stock prices on ownership guidelines, we changed from a value that was a multiple of an executive’s salary to a fixed number of shares. The retention requirement was also added at this time. The share requirements for each level were determined with the help of Towers Watson and represent what was determined at the time to be a reasonable number of shares. Executives are expected to accumulate the specified shares within five years of their becoming subject to the policy.

In general, shares counted toward required ownership include shares directly held and shares held in our benefit or deferral plans (including RSUs, performance shares that have met the applicable performance criteria, and phantom shares under our nonqualified deferral plan). Our guidelines include a stock retention component, which requires that executives retain half of all shares granted as compensation (net of taxes) after December 16, 2009. After age 55, the 50% retention requirement is reduced 10% each year for five years, allowing individuals who are close to retirement the opportunity to diversify their portfolios. These guidelines and retention requirements apply until the executive retires.

Element	Newlin	Patterson	Smith	Kedrowski	Baert
Share Ownership Target (in shares)	315,000	60,000	90,000	80,000	50,000

Total Share Ownership as of 3/14/11	744,125	228,200	171,701	158,738	80,244

Attainment Status	236.2%	380.3%	190.8%	198.4%	160.5%

Note: Ownership targets have been reduced by 30% for Mr. Newlin, 10% for Mr. Smith and 50% for Mr. Baert according to the applicable guideline pertaining to age reduction as discussed above. Mr. Patterson and Mr. Kedrowski have been with PolyOne less than five years and are not yet required to reach 100% of the full share ownership guideline (100,000 shares). The share ownership target for Mr. Patterson has been reduced to reflect that he has been with PolyOne for three years and the share ownership target for Mr. Kedrowski has been reduced to reflect that he has been with PolyOne for four years.

Timing with Respect to Equity Award Grants

We have adopted a policy with respect to the timing of the grant of equity awards, which provides that equity awards are granted pursuant to approval by the Board or the Committee or, pursuant to authority delegated by the Board or the Committee to the Chief Executive Officer. Such grants generally should be made at times when the Company is not in a “blackout period,” which is the period of time that is in close proximity to the release of financial or material non-public information or at other times when the Company is not in possession of material non-public information. The policy further provides that, to the extent practicable, annual grants to existing employees should be approved at regularly scheduled meetings and that the grant price for any stock option or stock appreciation right shall not be less than the fair market value of the Company’s common shares on the date of grant (which is defined as the closing price of our common shares on the date of grant).

Clawback Policy

We have adopted a policy that is consistent with the requirements of the Sarbanes-Oxley Act of 2002, which requires the Chief Executive Officer and Chief Financial Officer to reimburse us for any awards received during the twelve-month period following the release of financial results that subsequently require an accounting restatement due to material noncompliance with any financial reporting requirement if they are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act. If necessary, we plan to modify our policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), when the SEC promulgates implementing rules and regulations.

Hedging Policy

Our Securities Trading Policy currently provides that, consistent with our philosophy to encourage long-term investments, directors, officers and certain other employees of PolyOne are prohibited from engaging in any speculative transactions involving our securities, including buying or selling puts or calls, short sales, or margin purchases of our securities. If necessary, we plan to modify our policy to comply with the provisions of the Dodd-Frank Act when they are finalized.

2010 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by, and the compensation opportunity granted to, our principal executive officer, our principal financial officer, and our other three most highly compensated executive officers, during the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings	Compensation		Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)
Stephen D. Newlin,	2010	$860,000	—	$967,589	$850,590	$3,030,236	$538,990 (5)	$1,263,730	(7)	$7,511,135

Chairman, President &	2009	860,000	—	312,547	275,559	1,720,000	516,552	138,847		3,823,505

Chief Executive Officer	2008	831,731	—	771,931	648,168	1,044,150	4,341,255	135,106		7,772,341

Robert M. Patterson,	2010	424,231	—	191,760	167,700	509,077	—	71,168	(8)	1,363,936

Executive Vice President and	2009	415,000	—	60,325	53,223	415,000	—	198,924		1,142,472

Chief Financial Officer	2008	255,385	—	307,200	160,800	107,568	—	85,109		916,062

Kenneth M. Smith,	2010	340,923	—	107,865	94,380	504,501	130,531 (6)	70,308	(9)	1,248,508

Senior Vice President,	2009	336,000	—	35,179	31,042	336,000	121,177	61,563		920,961

Chief Information and Chief Human Resources Officer	2008	333,308	—	84,798	70,512	210,289	156,297	69,065		924,269

Thomas J. Kedrowski,	2010	328,769	—	107,865	94,380	484,735	—	221,966	(10)	1,237,715
Senior Vice President,
Supply Chain and Operations

Bernard Baert,	2010	398,507	—	107,865	94,380	566,927	—	59,377	(11)	1,227,056

Senior Vice President,	2009	424,953	—	28,194	24,898	283,974	—	78,259		840,278

President of Europe and International(1)	2008	415,441	—	84,798	70,512	121,564	—	84,388		776,703

(1)	Mr. Baert’s compensation is paid in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Baert into dollars for purposes of this table was €1.00 = $1.32525, which is the conversion rate used in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)	This column includes time-vested, stock-settled RSUs granted in 2010 to the Named Executive Officers under our 2008 Plan. The amounts reported represent the grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 15, Share-Based Compensation, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. For 2010, these grants are described more fully in the narrative following the 2010 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — 2010 Executive Compensation Elements — Long-Term Incentive — Awards Granted in 2010 — Restricted Stock Units” section of this proxy statement.

(3)	This column includes time-vested, stock settled SARs granted in 2010 to the Named Executive Officers under our 2008 Plan. The amounts reported represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 15, Share-Based Compensation, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. For 2010, these grants are described more fully in the narrative following the 2010 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — 2010 Executive Compensation Elements — Long-Term Incentive — Awards Granted in 2010 — Stock-Settled SARs” section of this proxy statement.

(4)	This column reflects amounts earned by the Named Executive Officers under the Annual Plan and the 2008 — 2010 Long Term Incentive Plan. The terms of the Annual Plan are described more fully in the narrative following the 2010 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive” section of this proxy statement. The terms of the 2008 — 2010 Long Term Incentive Plan Cash-Settled Performance Units are described more fully in the “Compensation Discussion and Analysis — 2010 Executive Compensation Elements — Long-Term Incentive — Awards Granted in Prior Years” section of this proxy statement. The amounts earned by the Named Executive Officers under each plan are listed below.

	Annual Plan	Cash-Settled Performance Units
Name	($)	($)
S.D. Newlin	$1,892,000	$1,138,236

R.M. Patterson*	509,077	—

K.M. Smith	375,015	129,486

T.J. Kedrowski	361,646	123,089

B. Baert	398,507	168,420

*	Mr. Patterson was not employed at the Company at the time the cash-settled performance unit grant was made.

(5)	Mr. Newlin is entitled to a supplemental retirement benefit under his employment agreement, as described more fully in the “Compensation Discussion and Analysis — Elements of Compensation — Retirement Benefits” section of this proxy statement. The amount represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2009 actuarial present value from the December 31, 2010 actuarial present value) of the annual benefit payment that will be payable as a 15-year certain and continuous life annuity beginning at age 58.6 and assumes that Mr. Newlin has a “Qualifying Separation from Service.”

(6)	Mr. Smith participates in the Qualified Pension Plan and the Benefit Restoration Plan that existed prior to our formation in 2000 through the consolidation of Geon and M.A. Hanna. The amount represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2009 actuarial present value from the December 31, 2010 actuarial present value) of Mr. Smith’s accumulated benefits under the Qualified Pension Plan and the Benefit Restoration Plan.

(7)	Amount consists of a tax gross-up on the reimbursement for the loss on the sale of his home in the amount of $426,371, company contributions under our Qualified Savings Plan in the amount of $15,925, and company contributions under our non-qualified retirement plan in the amount of $151,775. Mr. Newlin also received perquisites in 2010, reflected in the table, with the following incremental costs: reimbursement of the loss on the sale of his home plus moving expenses ($632,331), benefit allowance ($23,631), financial planning and tax preparation expenses ($13,000), reimbursement of guest travel ($316) and an executive physical ($381). In 2010, we purchased Mr. Newlin’s home for $1,562,500, which was based on relocation guidelines and two independent appraisals of his home. The amount disclosed in this column does not include the costs we incurred in 2010 in connection with our ownership of the home as the home is currently being marketed for resale at a price above our purchase price. We do not consider these additional costs to be compensation to Mr. Newlin.

(8)	Amount consists of company contributions under our Qualified Savings Plan in the amount of $15,925 and company contributions under our non-qualified retirement plan in the amount of $38,625. Mr. Patterson also received perquisites in 2010, reflected in the table, with the following incremental costs: benefit allowance ($6,923), financial planning and tax preparation expenses ($7,565) and an executive physical ($2,130).

(9)	Amount consists of company contributions to our Qualified Savings Plan in the amount of $15,925 and company contributions under our non-qualified retirement plan in the amount of $28,075. Mr. Smith also received perquisites in 2010, reflected in the table, with the following incremental costs: benefit allowance ($18,923), financial planning and tax preparation expenses ($5,893), reimbursement of guest travel ($386) and an executive physical ($1,106).

(10)	Amount consists of a tax gross-up on the reimbursement for moving expenses in the amount of $3,629, company contributions to our Qualified Savings Plan in the amount of $15,925, and company contributions under our non-qualified retirement plan in the amount of $23,121. Mr. Kedrowski also received perquisites in 2010, reflected in the table, with the following incremental costs: reimbursement for the loss on the sale of his home plus moving expenses ($154,444), benefit allowance ($18,923), reimbursement of guest travel ($424) and financial planning and tax preparation expenses ($5,500).

(11)	Amount consists of company contributions to a tax-efficient savings plan, generally provided to all Luxembourg employees, in the amount of $45,673. Mr. Baert also received perquisites in 2010, reflected in the table, with the following incremental costs: company provided automobile ($9,179), financial planning and tax preparation expenses ($2,120) and meal vouchers ($2,405). These amounts have been converted from Euros to dollars as set forth in footnote 1 to the 2010 Summary Compensation Table.

2010 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(2)
					All Other Stock	All Other Options		Grant Date
					Awards:	Awards: Number of	Exercise or	Fair Value of
					Number of	Securities	Base Price of	Stock and
					Shares of Stock	Underlying	Option	Option
	Grant	Threshold(3)	Target	Maximum	or Units(4)	Options(5)	Awards(6)	Awards(7)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
S.D. Newlin	(1)	$473,000	$946,000	$1,892,000	—	—	—	—

	2/17/2010	516,000	1,032,000	2,064,000	—	—	—	—

	2/17/2010	—	—	—	121,100	—	—	967,589

	2/17/2010	—	—	—	—	218,100	7.99	850,590

R.M. Patterson	(1)	127,269	254,539	509,077	—	—	—	—

	2/17/2010	99,600	199,200	398,400	—	—	—	—

	2/17/2010	—	—	—	24,000	—	—	191,760

	2/17/2010	—	—	—	—	43,000	7.99	167,700

K.M. Smith	(1)	93,754	187,508	375,015	—	—	—	—

	2/17/2010	60,500	121,000	242,000	—	—	—	—

	2/17/2010	—	—	—	13,500	—	—	107,865

	2/17/2010	—	—	—	—	24,200	7.99	94,380

T.J. Kedrowski	(1)	90,411	180,823	361,646	—	—	—	—

	2/17/2010	58,000	116,000	232,000	—	—	—	—

	2/17/2010	—	—	—	13,500	—	—	107,865

	2/17/2010	—	—	—	—	24,200	7.99	94,380

B. Baert	(1)	99,627	199,254	398,507	—	—	—	—

	2/17/2010	74,000	148,000	296,000	—	—	—	—

	2/17/2010	—	—	—	13,500	—	—	107,865

	2/17/2010	—	—	—	—	24,200	7.99	94,380

(1)	There is no Grant Date for these awards. This row relates to awards made under our cash-based Annual Plan.

(2)	The first row of these columns for each Named Executive Officer represents the annual cash incentive opportunity for the Named Executive Officer under the Annual Plan. The actual amount earned for 2010 under the Annual Plan is included in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table. The second row of this column for each Named Executive Officer represents the performance units awarded to each Named Executive Officer under the 2008 Plan. Each performance unit is equal in value to $1.00. These performance units were subject to achievement of specified performance goals over the performance period from January 1, 2010 to December 31, 2010 and were ultimately earned at the maximum level. The performance units will be paid in cash generally contingent upon the Named Executive Officer remaining in continuous employment through the payment date, which shall be in 2013 and shall occur no later than March 15, 2013.

(3)	Threshold refers to the minimum amount payable upon reaching the threshold level of performance. If threshold performance is not attained, the participant will receive $0 for this award.

(4)	The numbers in this column represent stock-settled RSUs granted to the Named Executive Officers under the 2008 Plan, which vest on the third anniversary of the grant date.

(5)	The numbers in this column represent stock-settled SARs granted to the Named Executive Officers under the 2008 Plan, which awards become exercisable one-third on each anniversary of the grant date.

(6)	The base price of a SAR is equal to closing market price of a share of our common stock on the grant date. This practice is in compliance with our 2008 Plan. The award of stock-settled SARs that was granted on February 17, 2010 to the Named Executive Officers was priced using the grant date closing price of $7.99.

(7)	The amounts in this column represent the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15, Share-Based Compensation, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Set forth below is narrative disclosure relating to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards table.

Senior Executive Annual Incentive Plan

Annual cash incentives were awarded for 2010 under our Annual Plan and are based on achievement of performance goals relating to company operating income and consolidated working capital as a percentage of sales (for the corporate staff participants) and business unit operating income and consolidated working capital as a percentage of sales (for Mr. Baert). For a more detailed discussion of our annual incentive plan, see “Compensation Discussion and Analysis — 2010 Executive Compensation Elements — Annual Incentive.”

Cash-Settled Performance Units

Cash-settled performance units were granted in 2010 to all of our Named Executive Officers under our 2008 Plan and are based on achievement of the performance goal, working capital as a percentage of sales, over a one-year period. These awards vest and pay out on the third anniversary of the date of grant, generally subject to continued employment. For a more detailed discussion of the performance units granted in 2010, see “Compensation Discussion and Analysis — 2010 Executive Compensation Elements — Long-Term Incentive — Awards Granted in 2010 — Cash-Settled Performance Units.”

Stock-Settled SARs

In 2010, the Committee granted stock-settled SARs to the Named Executive Officers. These SARs have a term of seven years and vest one-third per year over three years. For a more detailed discussion of the stock-settled SARs granted in 2010, see “Compensation Discussion and Analysis — 2010 Executive Compensation Elements — Long-Term Incentive — Awards Granted in 2010 — Stock-Settled SARs.”

Restricted Stock Units

In 2010, the Committee granted RSUs to the Named Executive Officers. The RSUs vest 100% and are payable at the end of a three-year period. For a more detailed discussion of the RSUs granted in 2010, see “Compensation Discussion and Analysis — 2010 Executive Compensation Elements — Long-Term Incentive — Awards Granted in 2010 — Restricted Stock Units.”

Employment Agreements

We do not have employment agreements with any of our Named Executive Officers except for Messrs. Newlin and Baert. Mr. Newlin’s and Mr. Baert’s employment agreements are described in detail in the “Compensation Discussion and Analysis — Employment Agreements with Named Executive Officers” and the “Potential Payments Upon Termination or Change-in-Control” sections of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards						Stock Awards
				Equity
				Incentive Plan
	Number of	Number of		Awards: Number of
	Securities	Securities		Securities					Market Value
	Underlying	Underlying		Underlying			Number of Shares		of Shares or
	Unexercised	Unexercised		Unexercised	Option		or Units of Stock		Units of Stock
	Options	Options		Unearned	Exercise	Option	That Have Not		That Have Not
	Exercisable(1)	Unexercisable		Options	Price	Expiration	Vested		Vested(2)
Name	(#)	(#)		(#)	($)	Date	(#)		($)
S.D. Newlin	—	—		—	—	—	114,700	(3)	$1,432,603

	—	—		—	—	—	246,100	(4)	3,073,789

	—	—		—	—	—	121,100	(5)	1,512,539

	174,900	—		—	9.1850	2/20/2013	—		—

	308,400	—		—	6.5850	3/7/2014	—		—

	191,200	95,600	(6)	—	6.7650	3/5/2015	—		—

	—	—		284,067 (7)	1.4300	3/4/2016	—		—

	—	218,100	(8)	—	7.9900	2/16/2017	—		—

R.M. Patterson	—	—		—	—	—	40,000	(3)	499,600

	—	—		—	—	—	47,500	(4)	593,275

	—	—		—	—	—	24,000	(5)	299,760

	40,000	20,000	(6)	—	7.7200	5/14/2015	—		—

	27,433	—		54,867 (7)	1.4300	3/4/2016	—		—

	—	43,000	(8)	—	7.9900	2/16/2017	—		—

K.M. Smith	—	—		—	—	—	12,600	(3)	157,374

	—	—		—	—	—	27,700	(4)	345,973

	—	—		—	—	—	13,500	(5)	168,615

	18,600	—		—	8.9400	1/4/2012	—		—

	20,800	10,400	(6)	—	6.7650	3/5/2015	—		—

	—	—		32,000 (7)	1.4300	3/4/2016	—		—

	—	24,200	(8)	—	7.9900	2/16/2017	—		—

	49,500	—		—	12.2200	3/25/2012	—		—

	5,000	—		—	6.0000	3/31/2013	—		—

T.J. Kedrowski	—	—		—	—	—	12,600	(3)	157,374

	—	—		—	—	—	27,700	(4)	345,973

	—	—		—	—	—	13,500	(5)	168,615

	60,000	—		—	7.6750	9/9/2014	—		—

	20,800	10,400	(6)	—	6.7650	3/5/2015	—		—

	16,000	—		32,000 (7)	1.4300	3/4/2016	—		—

	—	24,200	(8)	—	7.9900	2/16/2017	—		—

B.Baert	—	—		—	—	—	12,600	(3)	157,374

	—	—		—	—	—	22,200	(4)	277,278

	—	—		—	—	—	13,500	(5)	168,615

	—	10,400	(6)	—	6.7650	3/5/2015	—		—

	—	—		25,667 (7)	1.4300	3/4/2016	—		—

	—	24,200	(8)	—	7.9900	2/16/2017	—		—

	47,500	—		—	12.2200	3/25/2012	—		—

(1)	This column shows the fully vested and exercisable stock options and SARs held by the Named Executive Officers as of December 31, 2010.

(2)	The market value is determined based on the closing market price of our common shares on the last trading day of the 2010 fiscal year, December 31, 2010 ($12.49).

(3)	Represents stock-settled RSUs that were granted on March 6, 2008 and vest in full on the third anniversary of the grant date.

(4)	Represents stock-settled performance shares that were granted on March 5, 2009 and vest upon the attainment of target prices (sustained for three consecutive trading dates) for our common shares as follows: 1/3 at $1.57; 1/3 at $1.72; and 1/3 at $1.86. Vested performance shares will be released three years from the grant date.

(5)	Represents stock-settled RSUs that were granted on February 17, 2010 and vest in full on the third anniversary of the grant date.

(6)	Represents stock-settled SARs that were granted on March 6, 2008, the third and final tranche of which will vest on the third anniversary of the grant date.

(7)	Represents stock-settled SARs that were granted on March 5, 2009 and vest upon the attainment of target prices (sustained for three consecutive trading dates) for our common shares as follows: 1/3 at $1.57; 1/3 at $1.72; and 1/3 at $1.86.

(8)	Represents stock-settled SARs that were granted on February 17, 2010 and vest one-third on each of the first three anniversaries of the date of grant.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized
	Exercise(1)	Exercise(2)	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
S.D. Newlin	142,033	$1,086,552	—	—

R.M. Patterson	—	—	—	—

K.M. Smith	196,000	1,293,444	—	—

T.J. Kedrowski	—	—	—	—

B.Baert	184,033	804,237	—	—

(1)	Mr. Newlin exercised 142,033 SARs; Mr. Smith exercised 119,200 SARs, 42,318 non-qualified stock options and 34,482 incentive stock options; and Mr. Baert exercised 184,033 SARs.

(2)	Represents the difference between the market price of our common shares at exercise and the exercise or base price of the options or SARs exercised.

2010 PENSION BENEFITS

		Number of Years	Present Value of		Payments During Last
		Credited Service	Accumulated Benefit		Fiscal Year
Name	Plan Name	(#)	($)		($)
S.D. Newlin	Supplemental retirement benefit under employment agreement	—	$5,396,797	(1)	0

R.M. Patterson	N/A	—	—		—

K.M. Smith	PolyOne Merged Pension Plan	17.4	482,346	(2)(3)	0

	The Geon Company Section 401(a)(17) Benefit Restoration Plan	17.4	614,691	(2)(4)	0

T.J. Kedrowski	N/A	—	—		—

B. Baert	N/A	—	—		—

(1)	The Present Value of Accumulated Benefit shown above for Mr. Newlin is the lump-sum value as of December 31, 2010 of the annual benefit payment earned as of December 31, 2010 that will be payable under Mr. Newlin’s Amended and Restated Letter Agreement, dated as of July 16, 2008, providing for a 15-year certain and continuous life annuity beginning at age 58.6. Lump sum payments are not allowed under the plan. The assumptions used to determine the lump-sum value are a discount rate of 5.72% and a post-retirement mortality using the RP-2011 Combined Healthy Mortality Tables for males projected by scale AA to 2011.

(2)	The Present Value of Accumulated Benefit shown above for each plan for Mr. Smith is the lump-sum value as of December 31, 2010 of the monthly pension benefit earned as of December 31, 2010 that would be payable under that plan for Mr. Smith’s life beginning at age 62 (the earliest age prior to the normal retirement age of 65 when benefits can commence unreduced for early retirement). Lump sum payments are not allowed under either plan. The assumptions used to determine the lump-sum value are a discount rate of 5.72% and a post-retirement mortality using the RP-2011 Combined Healthy Mortality Tables for males projected by Scale AA to 2011. No pre-retirement decrements are assumed.

(3)	Mr. Smith’s Number of Years Credited Service includes four additional years of pension service discussed in the narrative following the 2010 Pension Benefits Table. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $371,602 instead of the $482,346 shown in the table. Subsequent earnings under the qualified and non-qualified plan were frozen effective March 20, 2009.

(4)	Mr. Smith’s Number of Years Credited Service includes four additional years of pension service discussed in the narrative following the 2010 Pension Benefits Table. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $473,560 instead of the $614,691 in the table. Subsequent earnings under the qualified and non-qualified plan were frozen effective March 20, 2009.

We offer a defined contribution retirement benefit to all U.S. employees through the Qualified Savings Plan. The Qualified Savings Plan provides employees with individual retirement accounts funded by (1) an automatic PolyOne-paid contribution of 2% of employee eligible earnings, and (2) a company-paid match on employee 401(k) contributions equal to dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $16,500 and earnings upon which employee/company contributions are based to $245,000 in 2010.

The Nonqualified Savings Plan is an unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan, but without the Internal Revenue Code contribution and earnings limitations. Together these plans are intended to provide the Named Executive Officers with retirement income equivalent to that provided to all other employees who are not impacted by the Internal Revenue Code limitations under the Qualified Savings Plan. As a result, the Named Executive Officers can expect a retirement income that replaces a portion of their income while employed, similar to that received by all other employees participating in the Qualified Savings Plan who are not impacted by the Internal Revenue Code limitations.

Mr. Baert is based outside the United States and does not participate in the Qualified Savings Plan or the Nonqualified Savings Plan. Mr. Baert relocated from our Belgium office to our Luxembourg office on September 1, 2009. Prior to that date, he participated in a standard defined contribution retirement benefit plan generally provided to all Belgium employees. Mr. Baert’s benefit in the Belgium pension plan is frozen and no further contributions will be made by us to this plan on his behalf. Due to the fact that he is over age 60 and has transferred to Luxembourg, the assets in this plan are now fully owned by Mr. Baert. Beginning September 1, 2009, Mr. Baert became a participant in the standard defined contribution retirement benefit plan provided to all

Luxembourg employees. The plan provides employees with individual retirement accounts funded by (1) an automatic Company-paid contribution of 5% of base pay up to a salary limit (€100,000 for 2010), plus 15% of base pay in excess of the salary limit and (2) employee contributions up to the limit of €12,500 annually.

Mr. Smith is eligible, along with certain other employees, to receive pension payments under the Qualified Pension Plan, as well as the Benefit Restoration Plan. In addition, since becoming retirement eligible (55 years of age with 10 years of service), Mr. Smith is eligible to receive certain retiree medical benefits for which he will be required to pay a substantial portion of the cost. This plan will be phased out until its elimination in 2013. These plans existed prior to our formation in 2000 through the consolidation of Geon and M.A. Hanna and generally benefited all nonunion employees of Geon.

The Benefit Restoration Plan provides benefits that are in addition to those offered under the Qualified Pension Plan. Benefits are calculated under a formula similar to that of the Qualified Pension Plan, but without the compensation and benefit limits imposed by the Internal Revenue Code. The benefits under the Benefit Restoration Plan are offset by benefits provided under the Qualified Pension Plan. The Qualified Pension Plan makes available a pension that is paid from funds in trust provided through contributions by us. Any pension benefit provided under the Benefit Restoration Plan is paid from our general assets.

The amount of Mr. Smith’s pension depends on a number of factors including monthly Final Average Earnings (“FAE”) and years of benefit service to us (“Benefit Service”). FAE is determined based on the highest four consecutive calendar years of an employee’s earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the match by us in the qualified savings plans. The Qualified Pension Plan provides a monthly lifetime benefit equal to 1.15% times FAE times Benefit Service plus 0.45% times FAE in excess of 2002 Covered Compensation (as defined by the Internal Revenue Code) times Benefit Service limited to 35 years.

A retirement-eligible employee can elect to commence vested benefit payments as early as age 55 in lieu of waiting to age 65. However, the benefit described above is subject to reduction in recognition of the additional payments that are received because of early commencement. The reduction for early retirement is determined differently depending on whether the employee terminated employment before or after attaining age 55. If an employee terminates employment on or after age 55 and commences his or her benefit before age 62, the benefit payments would be reduced by 0.5% per month. If an employee terminates employment before age 55 and commences his or her benefit before age 65, the reduction is more severe and is determined on an actuarially equivalent basis. No reduction will occur if an employee (1) terminates employment on or after age 55 and commences his or her benefit on or after age 62 or (2) terminates employment before age 55 and commences his or her benefit at age 65.

The normal form of payment provides that an employee will receive his or her benefit in a lifetime payment with a minimum of 60 monthly payments guaranteed. Married participants receive payments in an actuarially equivalent 50% joint and survivor form. Other actuarially equivalent monthly lifetime forms of payments are available if elected by the participant with spousal agreement if married. Lump sum payments are not available.

In general, if a married, vested participant dies prior to commencing his pension benefit then the spouse is eligible to receive the benefit that would have otherwise been payable had the participant terminated employment on the day he died, survived to his normal retirement date and elected a 50% joint and survivor form of payment and then immediately died. The 50% joint and survivor form provides the surviving spouse with monthly lifetime payments at the participant’s normal retirement age equal to 50% of the benefit that otherwise would have been payable. Payments can commence prior to the participant’s normal retirement age but may be reduced for early commencement.

The Qualified Pension Plan and Benefit Restoration Plan were frozen to new entrants effective December 31, 1999. Benefit Service was frozen effective December 31, 2002 in both plans and, effective March 20, 2009, earnings under both plans were frozen for all participants. We decided to freeze these plans following a comprehensive retirement benefits review, during which the Committee examined whether our retirement programs were consistent with PolyOne goals, including fairness to all associates and competitiveness in the marketplace. With this change, we have a single and competitive retirement plan for our U.S.-based employees.

Messrs. Patterson, Baert and Kedrowski do not participate in a defined benefit plan.

During 2008, the Committee reviewed Mr. Newlin’s total compensation package among the peer companies and across the broader general industry. The Committee determined that it was in the best interests of PolyOne and our shareholders to provide a supplemental retirement benefit for him that would be competitive with industry practices and serve as an additional retention vehicle. Thus, Mr. Newlin’s employment agreement (which provides for the terms of Mr. Newlin’s employment) was amended on July 16, 2008 to include certain retirement benefits. Specifically, the employment agreement was amended to provide that upon a Qualifying Separation from Service, Mr. Newlin will be entitled to annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon Mr. Newlin’s execution of a release and waiver. If Mr. Newlin dies or incurs a disability prior to a Qualifying Separation from Service, he or his designated beneficiary will be entitled to certain supplemental retirement payments. Generally, Mr. Newlin will be considered to have a Qualifying Separation from Service if (1) he attains the age of 55 and has at least five years of service with us, is serving as Chairman and Chief Executive Officer at the time of his retirement (provided that if the Board, in its sole discretion, has identified a suitable successor for the position of Chief Executive Officer, he only needs to be serving as Chairman at the time of his retirement) and the Board, in its sole discretion, has identified a suitable successor to the position of Chief Executive Officer; or (2) Mr. Newlin’s employment is involuntarily terminated other than for serious cause or Mr. Newlin terminates employment for good reason following a change of control of PolyOne. Under the terms of the amended employment agreement, he will also be treated as a retiree for purposes of any SARs, RSUs, performance shares and performance units awarded to him as long-term incentive awards. In addition, he and his eligible dependents will have access to the same retiree medical benefits made available to all retirement eligible employees under our standard retiree medical benefit program, to the extent we continue to maintain such programs for the benefit of our retirees and their eligible dependents. Mr. Newlin will forfeit his rights to receive the supplemental retirement payments and retiree medical benefits if he engages in any conduct prohibited by his non-competition agreement or any acts that constitute fraud, embezzlement, or disclosure of confidential information or deliberate dishonesty.

2010 NONQUALIFIED DEFERRED COMPENSATION

			Aggregate
	Executive	Registrant	Earnings	Aggregate
	Contributions in	Contributions in	in Last	Withdrawals/	Aggregate Balance
	Last FY(1)	Last FY(2)	FY(3)	Distributions	at Last FY(4)(5)
Name	($)	($)	($)	($)	($)
S.D. Newlin	$138,300	$151,775	$18,584	—	$889,436

R.M. Patterson	193,308	38,625	58,975	—	504,992

K.M. Smith	24,115	28,075	55,681	—	390,683

T.J. Kedrowski	16,038	23,121	10,612	—	102,070

B. Baert	—	—	—	—	—

(1)	These amounts reflect actual amounts earned by the Named Executive Officers in 2010 that have been deferred on a voluntary basis. The amounts reflected in this column are included in the 2010 Summary Compensation Table as follows:

		2010 “Non-Equity Incentive Plan
	2010 “Salary”	Compensation”
	Column	Column
Name	($)	($)
S.D. Newlin	$43,662	$94,638

R.M. Patterson	90,096	103,212

K.M. Smith	17,353	6,762

T.J. Kedrowski	13,961	2,077

B. Baert	—	—

(2)	This column contains contributions by us in the last fiscal year under our non-qualified retirement plan, the PolyOne Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our qualified retirement plan, as follows: (a) our cash contributions in amounts equal to 100% on the first 3% of employee contributions plus 50% on the next 3% of employee contributions (the “Company Match”) limited to 4.5% of eligible earnings, and (b) a retirement contribution by us in an amount equal to 2% of eligible earnings (the “Retirement Contribution”). Mr. Baert does not currently participate in this plan or any other non-qualified deferred compensation plan. The following table breaks out the contributions made by us in 2010 under each of the types of contributions described above:

Company Contribution	Newlin	Patterson	Smith	Kedrowski	Baert
Company Match	$105,075	$26,740	$19,436	$15,006	—

Retirement Contribution	46,700	11,885	8,639	8,115	—

All of these amounts are included in the “All Other Compensation” column of the 2010 Summary Compensation Table.

(3)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2010 Summary Compensation Table.

(4)	A portion of the balance reflected in the table represents amounts earned by the executives, which they have elected to defer on a voluntary basis. Mr. Smith also has a balance in a frozen non-qualified deferred compensation plan sponsored by our predecessor company, Geon. The Geon Company Section 401(a)(17) Benefit Restoration Plan amounts are reflected in the table.

(5)	Includes amounts reported as compensation for the Named Executive Officers in the Summary Compensation Table for previous years. The following aggregate amounts of executive and company contributions were included in the Summary Compensation Table for fiscal years 2006 — 2009.

	Executive	Registrant
	Contributions	Contributions
	FY 2006 — 2009	FY 2006 — 2009
Name	($)	($)
S.D. Newlin	$259,478	$283,535

R.M. Patterson	141,693	38,097

K.M. Smith	33,328	51,275

T.J. Kedrowski	—	—

B. Baert	—	—

We currently offer participation in a nonqualified deferred compensation retirement plan, called the PolyOne Supplemental Retirement Benefit Plan. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 50% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the executive that mirror the investment alternatives available in our qualified retirement plan, except that participants cannot elect the PolyOne stock fund with respect to amounts deferred under the nonqualified plan. Each Named Executive Officer who is a participant in the supplemental plan is 100% vested in that portion of his or her account that is attributable to elective deferrals and the Company Match. Further, Named Executive Officers who are participants in the plan are vested in the Retirement Contribution (as defined above) upon three years of service. A Named Executive Officer’s vested accounts will commence to be paid to such executive within 30 days of the date of the executive’s termination of employment with us in the form of payment selected by the executive (lump sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

The PolyOne Supplemental Retirement Benefit Plan and the frozen plans are subject to the rules of Section 409A of the Internal Revenue Code, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months following the executive’s “separation from service” with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We do not have employment agreements with our Named Executive Officers other than Messrs. Newlin and Baert. We do have management continuity agreements with each of our Named Executive Officers, which agreements provide for specified benefits upon a termination of employment following a change of control, and each of our Named Executive Officers other than Messrs. Newlin and Baert participate in our Executive Severance Plan. Further, our plans, agreements and arrangements may provide for specified benefits upon a change of control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment and/or upon a change of control are described below. The table following the narrative discussion summarizes the amounts payable upon termination or a change of control under certain circumstances, assuming that the executive’s employment terminated on December 31, 2010.

Management Continuity Agreements

We have entered into management continuity agreements (the “Continuity Agreements”) with all of our elected corporate officers, including each of the Named Executive Officers. The purpose of the Continuity Agreements are to encourage the individuals to carry out their duties and provide continuity of management in the event of a “change of control” of PolyOne. The Continuity Agreements generally provide for the continuation of employment of the individuals (for a period of two or three years, depending on the executive) in the same positions and with the same responsibilities, authorities, benefits and level of compensation that they possessed immediately prior to the change of control. The agreements provide severance protection should the officer’s employment be terminated either by us without cause or by the executive for good reason (as defined in the agreements) following a change of control. The agreements are automatically renewed each year unless we give prior notice of termination of the Continuity Agreement.

The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. Generally, a change of control is deemed to have occurred if:

•	any person becomes the beneficial owner of 25% or more of the combined voting power of our outstanding securities (subject to certain exceptions);

•	there is a change in the majority of our Board;

•	certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or

•	there is shareholder approval of a complete liquidation or dissolution of PolyOne.

In order to provide additional protection, our equity awards and annual incentive provide for accelerated benefits in the event of a change of control. In addition, the terms of the performance units provide that in the event of a change of control, the participant is entitled to 100% of the performance units. In the event of a change of control and a termination of the executive’s employment by us without cause or by the executive for good reason (as defined in the agreements), the SARs remain exercisable for their full term. These change of control provisions affect all participants in those programs, including the Named Executive Officers.

If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason,” generally the Continuity Agreements provide that the individual would be entitled to receive:

•	a lump sum payment of two or three years of base salary, depending on the executive;

•	a payment of up to two or three times (depending on the executive) the executive’s targeted annual incentive amount in effect prior to the change of control;

•	employee health and welfare benefits for up to two or three years (depending on the executive) at active employee rates;

•	a financial planning/tax preparation allowance equal to the annual financial planning/tax preparation allowance the executive was entitled to receive prior to the change of control;

•	a lump sum payment equal to the company contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination; and

•	a tax gross-up for any excise tax due under the Internal Revenue Code for any so-called “golden parachute” payments made under the agreements.

Under the terms of the Continuity Agreements, “cause” is defined generally to include: (1) following notice and an opportunity to cure, the willful and continued failure of the executive to substantially perform his duties, which causes material and demonstrable injury to the Company; or (2) the willful engaging by the executive in other gross misconduct materially and demonstrably injurious to the Company.

Further, under the terms of the Continuity Agreements, “good reason” is defined generally to include:

•	changes in duties, responsibilities, reporting relationships and status that constitute a material demotion;

•	the assignment of duties or responsibilities that are materially inconsistent with, or materially and adversely change, the executive’s positions, duties, responsibilities or reporting relationships and status;

•	a reduction in base salary or target incentive;

•	the failure to continue employee benefits or perquisites on a substantially equivalent basis;

•	the requirement to change the principal location of the executive’s work, which results in an additional commute of more than 50 miles;

•	the requirement for increased travel (one-third more) away from the executive’s office;

•	the failure of a successor to assume the Continuity Agreement; or

•	a termination of employment that does not comply with the Continuity Agreement.

For the Chief Executive Officer, “good reason” also includes his election to terminate employment for any reason during the 30-day period immediately following the first anniversary of the change of control.

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against us and comply with confidentiality, non-compete and non-solicitation covenants for two or three years (depending on the executive).

Employment Agreement with Mr. Newlin

We have entered into an employment agreement with Mr. Newlin, pursuant to which he serves as our Chairman, President and Chief Executive Officer. The agreement provides that if (1) Mr. Newlin’s employment is terminated by us without Serious Cause (as defined in our Employee Transition Plan), (2) Mr. Newlin is not otherwise entitled to receive benefits under his Continuity Agreement (discussed above) and (3) Mr. Newlin agrees to standard non-compete and non-solicitation covenants for a period of 36 months following the date of termination and executes a release of claims against us, Mr. Newlin will be entitled to 36 months of salary continuation, car allowance and financial planning/tax preparation allowance, a pro-rated annual incentive amount as earned for the year in which the termination of employment occurs and reimbursement for the costs previously paid by us while Mr. Newlin was employed for the continued coverage for 24 months in our medical and dental plans (but not life insurance, short-term disability or long-term disability), plus any taxes imposed as a result of such reimbursement.

Mr. Newlin is also entitled to supplemental retirement benefits under his employment agreement if his employment is involuntarily terminated other than for Serious Cause or if Mr. Newlin terminates employment for “good reason” (as defined above) following a change of control. For this purpose, Serious Cause has the meaning ascribed to such term in the PolyOne Employee Transition Plan as amended from time to time, and also includes any breach of the employment agreement or certain other agreements between us and Mr. Newlin. These supplemental retirement benefits are described more fully in the “Compensation Discussion and Analysis — 2010 Executive Compensation Elements — Retirement Benefits” section of this proxy statement.

Employment Agreement with Mr. Baert

Our wholly-owned subsidiary, PolyOne Luxembourg, has entered into an Undetermined Time Employment Contract with Mr. Baert, in connection with the change in location of our European headquarters from Belgium to Luxembourg. There is no specified employment term under this agreement. PolyOne Luxembourg may terminate the agreement within the legal notice period required by the Luxembourg Labor Code or immediately for gross misconduct. If PolyOne Luxembourg terminates the agreement for any reason other than gross misconduct, Mr. Baert will be entitled to a severance package based on the Luxembourg Labor Code, provided that the amount of such severance package will not be less than the amount that Mr. Baert would have received under the formula provided under his former employment with our Belgian subsidiary. Presently, taking into account Mr. Baert’s level of remuneration, seniority and age, if the agreement were terminated by PolyOne Luxembourg for any reason other than gross misconduct, Mr. Baert would be entitled to receive an amount equal to 30 months of “remuneration” (defined as Mr. Baert’s average base salary, incentives and bonuses over the last 36 months plus the value of the use of a company car, meal vouchers, PolyOne Luxembourg’s contribution to the defined contribution pension plan and all other regular payments or benefits granted by his employer). The agreement specifically provides that Mr. Baert is not entitled to any severance benefits other than those provided by law or under the agreement and that the Executive Severance Plan does not apply to him. The specific amounts payable to Mr. Baert under his agreement are summarized in the tables following this narrative discussion.

Executive Severance Plan

Effective May 25, 2006, the Committee adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to our executive officers and other elected officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations. All of the Named Executive Officers participate in the Executive Severance Plan except Messrs. Newlin and Baert.

The Executive Severance Plan provides that if we terminate the employment of a Named Executive Officer for any reason other than cause, the Named Executive Officer will be entitled to receive:

•	salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

•	a pro rata payment of his annual bonus for the year of termination;

•	reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans plus any taxes imposed as a result of such reimbursement; and

•	fees for outplacement benefits for a period of 12 months.

We do not have to make payments to any Named Executive Officer under the Executive Severance Plan if he is entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Senior Executive Annual Incentive Plan

The Annual Plan provides opportunities to our key executives to receive incentive compensation as a reward for high levels of performance above the ordinary performance standards compensated by base salary, without limiting our ability to deduct that expenditure for federal income tax purposes. Currently, all of our Named Executive Officers participate in the Annual Plan. The Annual Plan provides that, if a change of control occurs, we are required to pay each participant a pro-rated lump-sum cash payment equal to the product of the number of months that have elapsed in the calendar year prior to the change of control and one-twelfth of the participant’s target annual incentive award in effect prior to the change of control. We have the obligation to make a final payment under the terms of the Annual Plan for the plan year in which the change of control occurs, but may offset the amount of any interim payment made.

Under the Annual Plan, a change of control is deemed to have occurred if:

•	any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding securities (subject to certain exceptions);

•	there is a change in the majority of our Board of Directors;

•	certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or

•	there is shareholder approval of a complete liquidation or dissolution of PolyOne.

Equity/Long-Term Incentive Awards

Each of the agreements evidencing outstanding awards of restricted stock, stock options, stock appreciation rights and performance units provides that the vesting of such award will accelerate upon a change of control. For this purpose a “change of control” is defined, in some instances, the same as in the Annual Plan and, in other instances, the same as in the Continuity Agreements.

Retirement Benefits

Our defined benefit retirement benefit plans applicable to Mr. Smith also have provisions relating to the termination of the participants’ employment with us. Mr. Newlin’s supplemental retirement benefit under his employment agreement also has provisions relating to the termination of his employment with us. These payments are described more fully in the disclosure provided in connection with the 2010 Pension Benefits Table contained in this proxy statement.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2010

The following table summarizes the amounts payable to the Named Executive Officers upon termination under specified circumstances or upon a change of control. The data in the tables assumes that each triggering event listed in the tables occurred on December 31, 2010 and that the stock price for our common shares is $12.49, the closing sales price of our common shares on December 31, 2010.

							Involuntary
							Termination
							without Cause or
		Voluntary			Involuntary	Involuntary	for Good Reason
	Benefits and	Termination or			Termination	Termination	Following a
Name	Payments	Retirement(1)	Disability	Death	with Cause	without Cause	Change of Control
		($)	($)	($)	($)	($)	($)
Stephen D. Newlin

	Cash Severance Benefit(2)	0	0	0	0	2,580,000	5,418,000

	Annual Incentive for Year of Termination(3)	0	0	0	0	1,892,000	1,892,000

	Cash-Settled Performance Units(4)	0	4,459,442	4,459,442	0	4,459,442	3,096,000

	Restricted Stock Units(5)	0	3,660,473	3,660,473	0	3,660,473	6,018,931

	Unexercisable Stock Options/SARs(5)	0	3,973,215	3,973,215	0	3,973,215	4,670,537

	Health and Welfare Benefits(6)	0	0	0	0	28,762	43,142

	Other Benefits(7)	0	0	0	0	72,000	0

	Financial Planning Services(8)	0	0	0	0	39,000	13,000

	Lump Sum for Defined Contribution Plans(9)	0	0	0	0	0	389,030

	Excise Tax Gross-up(10)(11)	0	0	0	0	0	4,787,550

	Incremental Pension Benefit(12)	0	569,618	414,079	0	569,618	569,618

Robert M. Patterson

	Cash Severance Benefit(2)	0	0	0	0	860,000	2,064,000

	Annual Incentive for Year of Termination(3)	0	0	0	0	509,077	509,077

	Cash-Settled Performance Units(4)	0	641,078	641,078	0	0	398,400

	Restricted Stock Units(5)	0	886,898	886,898	0	0	1,392,635

	Unexercisable Stock Options/SARs(5)	0	758,243	758,243	0	0	895,725

	Health and Welfare Benefits(6)	0	0	0	0	45,342	68,013

	Financial Planning Services(8)	0	0	0	0	0	10,000

	Outplacement Benefits(13)	0	0	0	0	9,000	0

	Lump Sum for Defined Contribution Plans(9)	0	0	0	0	0	148,200

	Excise Tax Gross-up(10)	0	0	0	0	0	1,304,162

	Incremental Pension Benefit(12)	0	0	0	0	0	0

Kenneth M. Smith

	Cash Severance Benefit(2)	0	0	0	0	688,000	1,599,600

	Annual Incentive for Year of Termination(3)	0	0	0	0	375,015	375,015

	Cash-Settled Performance Units(4)	518,891	518,891	518,891	0	518,891	359,400

	Restricted Stock Units(5)	407,887	407,887	407,887	0	407,887	671,962

	Unexercisable Stock Options/SARs(5)	444,986	444,986	444,986	0	444,986	522,360

	Health and Welfare Benefits(6)	0	0	0	0	31,489	47,234

	Financial Planning Services(8)	0	0	0	0	0	10,000

	Outplacement Benefits(13)	0	0	0	0	9,000	0

	Lump Sum for Defined Contribution Plans(9)	0	0	0	0	0	103,970

	Excise Tax Gross-up(10)	0	0	0	0	0	930,011

	Incremental Pension Benefit(12)	132,861	132,861	63,346	132,861	132,861	132,861

Thomas J. Kedrowski

	Cash Severance Benefit(2)	0	0	0	0	666,000	1,548,450

	Annual Incentive for Year of Termination(3)	0	0	0	0	361,646	361,646

	Cash-Settled Performance Units(4)	0	496,402	496,402	0	0	343,600

	Restricted Stock Units(5)	0	407,887	407,887	0	0	671,962

	Unexercisable Stock Options/SARs(5)	0	444,986	444,986	0	0	522,360

	Health and Welfare Benefits(6)	0	0	0	0	31,187	46,780

	Financial Planning Services(8)	0	0	0	0	0	10,000

	Outplacement Benefits(13)	0	0	0	0	9,000	0

	Lump Sum for Defined Contribution Plans(9)	0	0	0	0	0	100,650

	Excise Tax Gross-up(10)	0	0	0	0	0	968,437

	Incremental Pension Benefit(12)	0	0	0	0	0	0

							Involuntary
							Termination
							without Cause or
		Voluntary			Involuntary	Involuntary	for Good Reason
	Benefits and	Termination or			Termination	Termination	Following a
Name	Payments	Retirement(1)	Disability	Death	with Cause	without Cause	Change of Control
		($)	($)	($)	($)	($)	($)
Bernard Baert (14)

	Cash Severance Benefit(2)	0	0	0	0	803,367	1,205,050

	Luxembourg Severance(15)	0	0	0	0	1,786,325	1,786,325

	Annual Incentive for Year of Termination(3)	0	0	0	0	398,507	398,507

	Cash-Settled Performance Units(4)	647,762	647,762	647,762	0	647,762	451,200

	Restricted Stock Units(5)	366,043	366,043	366,043	0	366,043	603,267

	Unexercisable Stock Options/SARs(5)	374,940	374,940	374,940	0	374,940	452,313

	Health and Welfare Benefits(6)	0	0	0	0	0	0

	Financial Planning Services(8)	0	0	0	0	0	8,000

	Outplacement Benefits(13)	0	0	0	0	0	0

	Lump Sum for Defined Contribution Plans(9)	0	0	0	0	0	0

	Excise Tax Gross-up(10)	0	0	0	0	0	0

	Incremental Pension Benefit(12)	0	0	0	0	0	0

(1)	Retirement is generally defined as the executive’s attainment of age 55 with ten years of service or age 58 with five years of service.

(2)	Severance benefits are payable under either the a.) Executive Severance Plan in the event of an involuntary termination without cause; b.) Management Continuity Agreement in the event of an involuntary termination following a change-in-control; or c.) in the case of Mr. Newlin, his employment agreement.

(3)	Annual incentive award as provided under the terms of the Annual Plan.

(4)	Assumes achievement of performance goals at the actual level of achievement for performance periods ending in 2009 and 2010 in cases of retirement, disability or death. In the case of involuntary termination following a change of control, awards for all periods are shown at target.

(5)	Assumes a constant share price of $12.49, the closing sales price of our common shares on December 31, 2010.

(6)	Continuation of health and welfare benefits as provided under the Executive Severance Plan in the event of an involuntary termination without cause, or the Management Continuity Agreement in the event of an involuntary termination following a change-in-control.

(7)	Mr. Newlin’s employment agreement provides for continuation of certain benefits following an involuntary termination without cause.

(8)	Continuation of financial planning benefit as provided under the terms of the Management Continuity Agreements, or in the case of Mr. Newlin, his employment agreement.

(9)	Lump sum payment made in addition to benefits provided under any defined contribution plan.

(10)	Represents the amount of excise tax that would be imposed on the executive under Section 280G of the Code and a tax gross-up amount relating to the payment of such tax.

(11)	This assumes that the presumption that any arrangement entered into within 12 months of a change of control is a parachute payment under Section 280G of the Internal Revenue Code is rebutted and, thus, the retirement benefit for Mr. Newlin is not considered a parachute payment for purposes of the calculations in the table.

(12)	Represents the difference in total present value of the accrued pension benefit from the previous year end, December 31, 2009.

(13)	Outplacement benefits as provided under the terms of the Executive Severance Plan.

(14)	Based on a conversion rate of €1.00 = $1.32525.

(15)	Assumes payments would be provided as required by Luxembourg law and not under Mr. Baert’s Continuity Agreement.

Compensation Committee Interlocks and Insider Participation

During 2010, none of our executive officers or Directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Securities and Exchange Commission.

Policy on Related Person Transactions

Under our Guidelines for Ethical Business Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer or other related person (including immediate family members of all related persons) has a direct or indirect material interest, which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act or any similar provision. In reviewing the related person transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Guidelines for Ethical Business Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K under the Exchange Act or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE rules.

Risk Assessment of the Compensation Programs

At the Compensation Committee’s request, in December 2010, we conducted a formal assessment of our compensation programs to ensure they do not create risks that are reasonably likely to have a material adverse effect on PolyOne. With guidance and oversight from Towers Watson, our Internal Audit and Human Resources groups completed the initial risk assessment of our compensation programs, including those that extend beyond the executive officers. The assessment was reviewed by our Legal and Finance groups and Towers Watson, with these areas providing additional analysis and validation of the results. The results of the compensation risk assessment were presented to the Compensation Committee at its December 2010 meeting. The areas we considered in determining that our compensation programs do not pose a material risk to PolyOne included our:

•	Compensation philosophy;

•	Compensation Plan design;

•	Balanced pay mix;

•	Weightings of measures;

•	Payout curves;

•	Timing of incentive payouts;

• Compensation Plan governance and oversight;

• Selection of performance measures;

• Stock Ownership Requirements;

• Clawback Policy; and

• Hedging Policy.

As a result of the assessment, the Compensation Committee concluded that our compensation structures are appropriate and no material risks were identified. Several process improvements have been made as a result of the assessment that will continue to ensure the appropriate level of oversight is in place for these programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in PolyOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Compensation Committee
of the Board of Directors

Gordon D. Harnett, Chairperson
J. Douglas Campbell
Edward J. Mooney
William H. Powell
Farah M. Walters

PROPOSAL 2 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, our Board of Directors is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, our Board of Directors and the Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions about executive compensation programs.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of our Board of Directors has structured our executive compensation program to achieve the following key objectives:

How Our Executive Compensation
Objective	Program Achieves This Objective
Pay For Performance	Setting a significant portion of each Named Executive Officer’s total compensation in the form of variable compensation that is earned when pre-established financial and annual performance goals are achieved.
Align Goals and Objectives with Interests of Shareholders
Focusing incentive programs on the critical performance measures that determine the Company’s overall success.

Rewarding executives for attainment of short-term results, balanced with the need for sustainable long-term success.

Attract, Motivate and Retain Management	Competing effectively to attract, motivate and retain a management team who leads in setting and achieving the overall goals and objectives of the Company.

The Compensation Committee has taken several actions to align executive compensation with shareholder interests in this challenging environment. For example, our 2010 annual incentive plan focused on operating income improvement and working capital management, while the long-term incentive plan was linked to working capital improvements and creating shareholder value through stock price increases. These measures were deliberately chosen in order to position the Company for stability and continued growth. As a result of our focus on working capital, we were able to generate a significant amount of cash, positioning us well to fund operating expenses and pursue acquisitions designed to further accelerate our overall corporate transformation. Further, our focus on profitability resulted in earnings triple that of 2009 and nearly double pre-recession 2007 levels.

We also have several governance programs in place to align executive compensation with shareholder interests and mitigate risks in our plans. These programs include: share ownership guidelines, use of tally sheets and a clawback policy.

We believe you should vote “FOR” our Named Executive Officer compensation program because the compensation actually earned by our Named Executive Officers for 2010 performance, as summarized below, was aligned with both our pay for performance objective and our performance:

•	The annual performance targets set for 2010 were substantially exceeded, and in many cases the Company achieved record-breaking results. As a result of surpassing the operating income and working capital as a percentage of sales goals, the Compensation Committee approved a 200% payout of our Senior Executive Annual Incentive Plan for 2010; and

•	The one-year performance targets set for the performance units granted in 2010 also reached a 200% attainment level, but will continue to promote retention of our management team, as they do not pay out until 2013, on the third anniversary of the date of grant, if (except in the case of death, long-term disability or retirement) the participant is employed by the Company at that time.

Throughout 2010, PolyOne demonstrated its ability to meet and surpass its goals and objectives, with record-setting performance on a number of different measures. The targets set for 2010 incentivized management to focus on the goals important to the Company’s overall success in 2010 and, as a result, the pay earned by our management team was commensurate with our exceptional 2010 corporate performance.

The Board of Directors believes the Company’s compensation programs are well tailored to recruit and retain key executives while recognizing and sharing the sacrifices our shareholders have made. The Board of Directors urges you to review carefully the Compensation Discussion and Analysis section of this Proxy Statement that describes our compensation philosophy and programs in greater detail and to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our Board of Directors unanimously recommends a vote FOR Proposal 2 to approve the advisory resolution on executive compensation.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, we are also asking you this year to cast a non-binding, advisory vote in response to the following resolution at the 2011 Annual Meeting:

“RESOLVED, that PolyOne’s shareholders recommend, on an advisory basis, that, after the 2011 Annual Meeting, PolyOne conduct any required shareholder advisory vote on named executive officer compensation every year, every two years, or every three years in accordance with such frequency receiving the most votes cast in response to this resolution.”

This advisory vote, commonly known as a “frequency” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct a “say on pay” vote. You may vote for say on pay votes to be held “EVERY YEAR,” “EVERY TWO YEARS” OR “EVERY THREE YEARS” in response to the resolution or abstain from voting in response to the resolution. You are not voting to approve or disapprove the Board’s recommendation. The results of the frequency vote will be advisory and will not be binding upon the Company or the Board. However, the Company and the Board will take into account the outcome of the frequency vote when determining how frequently the Company will conduct future say on pay votes, and the Company will disclose its frequency decision as required by the Securities and Exchange Commission.

After careful consideration, our Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, our Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Our Board of Directors unanimously recommends a vote FOR an advisory vote on executive compensation to occur every year.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2011. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. The Board of Directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2010.

Our Board of Directors unanimously recommends a vote FOR Proposal 4 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by Ernst & Young LLP, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees.  Audit services include the annual audit of the financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters, review of registration statements filed with the Securities and Exchange Commission and international statutory audits. Fees for audit services totaled $1,983,994 in 2010 and $2,192,039 in 2009. The full Audit Committee or the Chair of the Audit Committee pre-approved all audit services and related fee arrangements billed for 2010 in accordance with the Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements.

Audit-Related Fees.  Audit-related services principally include audits of businesses identified for divestment and audits of our employee benefit plans. Fees for audit-related services totaled $478,015 in 2010 and $162,300 in 2009. The Audit Committee pre-approved all audit-related fee arrangements billed for 2010.

Tax Fees.  Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $1,060,246 in 2010 and $619,800 in 2009. The Audit Committee pre-approved all tax fee arrangements billed in 2010.

All Other Fees.  Other services principally include transitional support and advisory services related to our expatriate program. No fees for other services were billed in 2010 and fees for other services totaled $20,100 in 2009. The Audit Committee pre-approved all other fee arrangements billed for 2010.

Our Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements (the “Pre-Approval Policy”) requires our Audit Committee to pre-approve all audit and non-audit services performed by Ernst & Young in order to assure that the provision of such services and related fee arrangements do not impair Ernst & Young’s independence. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has formally delegated this pre-approval authority to its Chair. Management has no authority to approve services performed by Ernst & Young that have not been pre-approved by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Ernst & Young will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee or the Audit Committee Chair by Ernst & Young and our Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their respective views, the request is consistent with the Commission’s rules on auditor independence.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the company’s internal and independent auditors. Management has the primary responsibility for the completeness and accuracy of the company’s financial statements and disclosures, the financial reporting process and the effectiveness of the company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and the independent auditors including any significant changes in the company’s selection or application of accounting principles. The Committee also reviewed and discussed with management and the independent auditors management’s report on internal controls over financial reporting, including the significance and status of control deficiencies identified by management and the results of remediation efforts undertaken, to determine the effectiveness of internal controls over financial reporting at December 31, 2010.

The Committee reviewed with the independent auditors, which have the responsibility for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditors their report on the company’s internal controls over financial reporting at December 31, 2010, including the basis for their conclusions. The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence and the Committee has discussed with Ernst & Young LLP their firm’s independence from management and PolyOne. The Committee has pre-approved all audit and non-audit services and fees provided to the company by the independent auditors. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal controls over financial reporting, and the overall quality of PolyOne’s financial reporting. The Audit Committee met eight times during 2010.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The Committee has re-appointed Ernst & Young as independent auditors for the year 2011.

All members of the Audit Committee concur in this report.

The Audit Committee of the Board of Directors
Richard H. Fearon, Chairperson
Carol A. Cartwright
Gordon D. Harnett
Richard A. Lorraine
February 16, 2011

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on March 14, 2011 are entitled to vote at the meeting. On that date, a total of 94,308,817 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.

Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Your broker will not be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder. Holders of common shares have no cumulative voting rights. If any of the nominees listed on pages 3 through 7 becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board of Directors, however, we have no reason to believe that this will occur.

Because the vote on executive compensation and the frequency of future votes on executive compensation are advisory votes, there is technically no minimum vote requirement for these proposals. An abstention or broker non-vote will have no effect on these proposals as the abstention or broker non-vote will not be counted in determining the number of votes cast.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. An abstention or broker non-vote will have no effect on this proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the meeting, however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before November 28, 2011. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2012 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting.

Our proxy materials for the 2011 Annual Meeting of Shareholders will be mailed on or about March 28, 2011. Sixty days prior to the first anniversary of this date will be January 28, 2012, and 90 days prior to the first anniversary of this date will be December 29, 2011. Our proxies for the 2011 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2012 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

We are making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation for an estimated fee of $7,000 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2010, to shareholders of record with this proxy statement.

We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2010, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary.

For the Board of Directors
PolyOne Corporation

Lisa K. Kunkle
Vice President, General Counsel and
Secretary

March 21, 2011

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINESACKPACKMR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card Common C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to vote. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxy cards submitted by the Internet or telephone be received by 1:00 a.m., Central Time, on May 11, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/POL • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4. 1. Election of Directors: 01 — J. Douglas Campbell 02 — Dr. Carol A. Cartwright 03 — Richard H. Fearon 04 — Gordon D. Harnett 05 — Richard A. Lorraine 06 — Edward J. Mooney 07 — Stephen D. Newlin 08 — William H. Powell 09 — Farah M. Walters Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 09 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain The Board of Directors recommends you vote FOR 1 year on the 2. Proposal to approve the advisory resolution on named following proposal 3: executive officer compensation. 1 Yr 2 Yrs 3 Yrs Abstain 3. Proposal to approve holding an advisory vote on 4. Proposal to ratify the appointment of Ernst & Young LLP as named executive officer compensation every one, PolyOne’s independent registered public accounting firm for two or three years, as indicated. the year ending December 31, 2011. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 1 2 3 9 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01AABA

March 21, 2011 Dear Fellow Shareholders: You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, May 11, 2011, at LACENTRE Conference and Banquet Facility, Champagne C Ballroom, 25777 Detroit Road, Westlake, Ohio. Please review the Notice of the Annual Meeting and the Proxy Statement for information concerning the business to be conducted at the Annual Meeting and the nominees for election as Directors. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your proxy card, or vote over the telephone or the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote, prior to or at the Annual Meeting, by following the steps described in the Proxy Statement. I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting. Sincerely, STEPHEN D. NEWLIN Chairman, President and Chief Executive Officer PolyOne Corporation IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy Card — PolyOne Corporation ANNUAL MEETING OF SHAREHOLDERS, MAY 11, 2011 This proxy is Solicited on Behalf of the Corporation’s Board of Directors The undersigned hereby appoints Kenneth M. Smith, Lisa K. Kunkle and Robert M. Patterson, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all common shares of PolyOne Corporation held of record by the undersigned on March 14, 2011, at the Annual Meeting of Shareholders to be held on May 11, 2011, or any adjournment thereof. The Board of Directors recommends a vote (1) “FOR” the election of the nominees to serve as Directors, (2) “FOR” the approval of the advisory resolution on named executive officer compensation, (3) “FOR” the approval of holding an advisory vote on named executive officer compensation every year, and (4) “FOR” the ratification of the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The shares represented by this Proxy will be voted as specified on the reverse side. If no direction is given in the space provided on the reverse side, this proxy will be voted “FOR” the election of the nominees specified on the reverse side, “FOR” the approval of the advisory resolution on named executive officer compensation, “FOR” the approval of holding an advisory vote on named executive officer compensation every year, and “FOR” the ratification of the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2011. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.